                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                                   FORM U-3A-2

   Statement by Holding Company Claiming Exemption Under Rule U-3A-2 from the
          Provisions of the Public Utility Holding Company Act of 1935

                      To Be Filed Annually Prior to March 1

                        Constellation Energy Group, Inc.

hereby files with the Securities and Exchange Commission, pursuant to Rule 2 its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935 and submits the following information:

          1. Name, state of organization, location and nature of business of claimant and every subsidiary thereof, other than any exempt wholesale generator
(EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

------------------------------------------------------------------------------------------------------------
Name                                  State of Organization               Location and Nature of Business
------------------------------------------------------------------------------------------------------------
Constellation Energy Group, Inc.      MD                                  Baltimore, MD - holding company
------------------------------------------------------------------------------------------------------------

                Subsidiaries of Constellation Energy Group, Inc.

------------------------------------------------------------------------------------------------------------
Baltimore Gas and Electric            MD                                  Baltimore, MD - public utility
Company
------------------------------------------------------------------------------------------------------------
Constellation Enterprises, Inc.       MD                                  Baltimore, MD - holding company
------------------------------------------------------------------------------------------------------------
Constellation Generation Group,       MD                                  Baltimore, MD - holding company
LLC (name changed from
Constellation Nuclear, LLC on
7/1/02)
------------------------------------------------------------------------------------------------------------
CEG Acquisition, LLC                  MD                                  Baltimore, MD - holding company
------------------------------------------------------------------------------------------------------------
New Constellation Energy Group,       MD                                  Dissolved 6/25/02
Inc.
------------------------------------------------------------------------------------------------------------

                     Subsidiaries of Baltimore Gas and Electric Company

--------------------------------------------------------------------------------------------
District Chilled Water General        MD                  Baltimore, MD - district chilled
Partnership                                               water systems
--------------------------------------------------------------------------------------------
BGE Capital Trust I                   DE                  Baltimore, MD - business trust
--------------------------------------------------------------------------------------------
Silicon Power Corporation             PA                  Malvern, PA - manufacturer
--------------------------------------------------------------------------------------------

                     Subsidiaries of Constellation Generation Group, LLC
                  (name changed from Constellation Nuclear, LLC on 7/1/02)

--------------------------------------------------------------------------------------------
Constellation Nuclear Services,       MD                  Baltimore, MD - nuclear
Inc.                                                      consulting services
--------------------------------------------------------------------------------------------
Constellation Nuclear Power           DE                  Baltimore, MD - nuclear holding
Plants, Inc.                                              company
--------------------------------------------------------------------------------------------
Constellation Nuclear Services, LLC   DE                  Dissolved 6/18/02
--------------------------------------------------------------------------------------------

                            Subsidiaries of CEG Acquisition, LLC

--------------------------------------------------------------------------------------------
Constellation NewEnergy, Inc.         DE                  Baltimore, MD - energy services
--------------------------------------------------------------------------------------------
Fellon-McCord Associates, Inc.        KY                  Kentucky - energy services
--------------------------------------------------------------------------------------------

                  Subsidiaries of Constellation Nuclear Power Plants, Inc.

--------------------------------------------------------------------------------------------
Calvert Cliffs Nuclear Power          DE                  Dissolved 6/18/02
Plant, LLC
--------------------------------------------------------------------------------------------

                      Subsidiaries of Constellation Enterprises, Inc.

--------------------------------------------------------------------------------------------
Constellation Energy Source, Inc.     DE                  Baltimore, MD - energy services
(CES)
--------------------------------------------------------------------------------------------
BGE Home Products & Services,         MD                  Baltimore, MD - energy services
Inc. (HPS)
--------------------------------------------------------------------------------------------
Constellation Holdings, Inc.          MD                  Baltimore, MD - holding
                                                          company
--------------------------------------------------------------------------------------------

                      Subsidiaries of Constellation Energy Source, Inc.

--------------------------------------------------------------------------------------------
Constellation Energy Services,        DE                  Baltimore, MD - energy services
LLC
--------------------------------------------------------------------------------------------
BGE Home Products & Services,         DE                  Dissolved 1/22/02
LLC
--------------------------------------------------------------------------------------------
Las Vegas District Energy, LLC        DE                  Las Vegas, NV - energy services
--------------------------------------------------------------------------------------------
Nashville District Energy, LLC        DE                  Nashville, TN - energy services
--------------------------------------------------------------------------------------------
North Shore District Energy,          DE                  Baltimore, MD - operation and
LLC                                                       maintenance of an energy facility
--------------------------------------------------------------------------------------------

                    Subsidiaries of BGE Home Products & Services, Inc.

------------------------------------------------------------------------------------------
BGE Commercial Building               MD                Baltimore, MD - energy services
Systems, Inc.
------------------------------------------------------------------------------------------
HPS Receivables, Inc.                 MD                Baltimore, MD - special purpose
                                                        financing sub
------------------------------------------------------------------------------------------
Power Provider, LLC                   DE                Inactive
------------------------------------------------------------------------------------------

                       Subsidiary of Fellon-McCord Associates, Inc.

------------------------------------------------------------------------------------------
Alliance Energy Services, LLC         KY                Kentucky - energy services
------------------------------------------------------------------------------------------

                      Subsidiaries of Constellation NewEnergy, Inc.

------------------------------------------------------------------------------------------
Constellation NewEnergy               Canada            Canada - energy services
Canada, Inc.
------------------------------------------------------------------------------------------
NewEnergy Technologies, L.L.C.        AZ                Arizona - energy services
------------------------------------------------------------------------------------------
NewEnergy Southwest, L.L.C.           AZ                Arizona - energy services
------------------------------------------------------------------------------------------
New Energy Partners, L.L.C.           AZ                Arizona - energy services
------------------------------------------------------------------------------------------

                      Subsidiaries of NewEnergy Technologies, L.L.C.

------------------------------------------------------------------------------------------
NewEnergy Americas, L.L.C.            AZ                Arizona - energy services
------------------------------------------------------------------------------------------
NewEnergy Pacifica, L.L.C.            AZ                Arizona - energy services
------------------------------------------------------------------------------------------

                       Subsidiaries of Constellation Holdings, Inc.

------------------------------------------------------------------------------------------
Constellation Power, Inc. (CPI)       MD                Baltimore, MD - holding company
                                                        for generation and other energy
                                                        related investments and their
                                                        operation
------------------------------------------------------------------------------------------
Constellation Investments, Inc.       MD                Baltimore, MD - financial
(CII)                                                   investments and holding company
                                                        for electric generation
------------------------------------------------------------------------------------------
Constellation Real Estate Group,      MD                Baltimore, MD - real estate
Inc. (CREG)
------------------------------------------------------------------------------------------
Constellation Power Source            MD                Baltimore, MD - merchant energy
Holdings, Inc.                                          business holding company
------------------------------------------------------------------------------------------

                 Subsidiaries of Constellation Power Source Holdings, Inc.

------------------------------------------------------------------------------------------
Constellation Power Source            DE                Baltimore, MD - Dissolved 6/18/02
Enterprises, Inc.
------------------------------------------------------------------------------------------
Constellation Power Source, Inc.      DE                Baltimore, MD - power
                                                        marketing and trading
------------------------------------------------------------------------------------------

                Subsidiaries of Constellation Power Source, Inc.

------------------------------------------------------------------------------------------------
Constellation Power Source Texas,     DE                       Baltimore, MD - invest in
Inc.                                                           companies engaged in the retail
                                                               sale of electricity
------------------------------------------------------------------------------------------------
Constellation Power Source Texas,     DE                       Baltimore, MD - retail sale of
LLC                                                            electricity
------------------------------------------------------------------------------------------------
Constellation Power Source            DE                       Baltimore, MD - retail sale of
Massachusetts, LLC                                             electricity
------------------------------------------------------------------------------------------------
Constellation Power Source New        DE                       Baltimore, MD - retail sale of
Hampshire, LLC                                                 electricity
------------------------------------------------------------------------------------------------
Constellation Power Source Maine,     DE                       Baltimore, MD - retail sale of
LLC                                                            electricity
------------------------------------------------------------------------------------------------

          Subsidiaries of Constellation Power Source Enterprises, Inc.

------------------------------------------------------------------------------------------------
Constellation Power Source            DE                       Inactive.  To be dissolved.
Generation, LLC
------------------------------------------------------------------------------------------------
Constellation Power Source, LLC       DE                       Inactive.  To be dissolved.
------------------------------------------------------------------------------------------------


                    Subsidiaries of Constellation Power, Inc.

-----------------------------------------------------------------------------------------------------------
Keystone Fuels, L.L.C.                            PA     PA - acquires and sells coal
-----------------------------------------------------------------------------------------------------------
Conemaugh Fules, LLC                              PA     PA - acquires and sells coal
-----------------------------------------------------------------------------------------------------------
Millenium Energy, LLC                             CA     CA - provides management services to
                                                         electric power generating facilities
-----------------------------------------------------------------------------------------------------------
PC Virginia Synthetic Fuels #1, LLC               VA     VA - owns a fuel processing center
-----------------------------------------------------------------------------------------------------------
PC West Virginia Synthetic Fuels #1, LLC          WV     WV - owns a fuel processing center
-----------------------------------------------------------------------------------------------------------
PC West Virginia Synthetic Fuels #2, LLC          WV     WV - owns a fuel processing center
-----------------------------------------------------------------------------------------------------------
PC West Virginia Synthetic Fuels #3, LLC          OH     OH - owns a fuel processing facility
-----------------------------------------------------------------------------------------------------------
Plautas Hidroelectricas de Rio Yuna             Bolivia  Bolivia - joint venture that owns a
                                                         hydro-electric facility
-----------------------------------------------------------------------------------------------------------
Mammoth-Pacific Limited Partnership               CA     Mammoth Lakes, CA - partnership that owns a
                                                         QF facility
-----------------------------------------------------------------------------------------------------------
Mammoth Power Associates, L.P.                    CA     Mammoth Lakes, CA - power development and
                                                         geothermal leases
-----------------------------------------------------------------------------------------------------------
CE SEGS IX, Inc.                                  MD     Montgomery County, MD - ownership interest
                                                         in a partnership that owned a senior living
                                                         facility.  Sold in 2002.
-----------------------------------------------------------------------------------------------------------
CD Mammoth Lakes I, Inc.                          MD     Mammoth Lakes, CA - ownership interest in a
                                                         partnership that owns a QF facility
-----------------------------------------------------------------------------------------------------------
CD Mammoth Lakes II, Inc.                         MD     Mammoth Lakes, CA - ownership interest in a
                                                         partnership that owns a QF facility
-----------------------------------------------------------------------------------------------------------
Soda Lake Resources Partnership                   NV     Fallon, NV - ownership of geothermal
                                                         resources for a QF facility
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
CD Ormesageo 1H-A, Inc.                                 MD         VA, OH and WV - member of an LLC that has an
                                                                   interest in a partnership that owns LLCs
                                                                   that own coal processing facilities
-----------------------------------------------------------------------------------------------------------------
CD Ormesageo 1H-B, Inc.                                 MD         VA, OH and WV - member of an LLC that has an
                                                                   interest in a partnership that owns LLCs
                                                                   that own coal processing facilities
-----------------------------------------------------------------------------------------------------------------
CD Ormesageo 1H-C, Inc.                                 MD         VA, OH and WV - member of an LLC that has an
                                                                   interest in a partnership that owns LLCs
                                                                   that own coal processing facilities
-----------------------------------------------------------------------------------------------------------------
Panther Creek Holdings, Inc.                            DE         Carbon County, PA - ownership interest in
                                                                   Corporations that own interests in
                                                                   Partnerships that owns interest in a
                                                                   Partnership that is the lessee in a
                                                                   sale/leaseback of a QF facility
-----------------------------------------------------------------------------------------------------------------
Panther Creek Energy, Inc.                              DE         Inactive
-----------------------------------------------------------------------------------------------------------------
Panther Creek Partners                                  DE         Carbon County, PA - partnership that owns
                                                                   interest in a QF facility as lessee in a
                                                                   sale/leaseback
-----------------------------------------------------------------------------------------------------------------
CD Panther I, Inc.                                      MD         Carbon County, PA - ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that is the lessee in a
                                                                   sale/leaseback of a QF facility
-----------------------------------------------------------------------------------------------------------------
CD Panther II, Inc.                                     MD         Carbon County, PA - ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that is the lessee in a
                                                                   sale/leaseback of a QF facility
-----------------------------------------------------------------------------------------------------------------
CD Soda SLR, Inc.                                       MD         Fallon, NV - ownership interest in a
                                                                   partnership that owns geothermal resources
-----------------------------------------------------------------------------------------------------------------
AMOR IV Corporation                                     DE         Fallon, NV - provided geothermal resources to
                                                                   lessee in a sale/leaseback. Sold 4/02.
-----------------------------------------------------------------------------------------------------------------
AMOR IX Corporation                                     DE         Fallon, NV - lessee in a sale/leaseback of a
                                                                   QF facility
-----------------------------------------------------------------------------------------------------------------
ACE Operating Partners                                  CA         Trona, CA - partnership that owns a
                                                                   partnership that owns a QF facility
-----------------------------------------------------------------------------------------------------------------
Inter-Power/AhlCon Partners Limited                     DE         Colver, PA - partnership that is the lessee
Partnership                                                        in the sale/leaseback of a QF facility
-----------------------------------------------------------------------------------------------------------------
CE Colver II, Inc.                                      MD         Colver, PA - ownership interest in
                                                                   partnership that has an ownership interest in
                                                                   a partnership that is the lessee in the
                                                                   sale/leaseback of a QF facility
-----------------------------------------------------------------------------------------------------------------
CE Colver III, Inc.                                     MD         Colver, PA - ownership interest in a
                                                                   partnership that has an ownership interest in
                                                                   a partnership that is the lessee in the
                                                                   sale/leaseback of a QF facility
-----------------------------------------------------------------------------------------------------------------
A/C Fuels Company                                       PA         Carbon County, PA - partnership that owns
                                                                   waste coal
-----------------------------------------------------------------------------------------------------------------
CE Culm, Inc.                                           MD         Carbon County, PA - ownership interest in a
                                                                   partnership that owns waste coal
-----------------------------------------------------------------------------------------------------------------
Freehold Cogeneration Associates Limited                DE         Inactive
Partnership
-----------------------------------------------------------------------------------------------------------------
CE Freehold Limited Partnership                         MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CE Freehold I, Inc.                                     MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CE Freehold II, Inc.                                    MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CE Freehold III, Inc.                                   MD         Inactive
-----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Lake City Geothermal I, L.P.                    CA       Inactive
--------------------------------------------------------------------------------------------------------
CE Lake City Limited Partnership I              MD       Inactive
--------------------------------------------------------------------------------------------------------
CE Long Valley Limited Partnership              MD       Inactive
--------------------------------------------------------------------------------------------------------
CE Long Valley I, Inc.                          MD       Inactive
--------------------------------------------------------------------------------------------------------
CE Long Valley II, Inc.                         MD       Inactive
------------------------------------------------------------------------------------------------------------
Puna Geothermal Venture                         HI       Hilo, HI - partnership that owns a PURPA
                                                         geothermal facility
------------------------------------------------------------------------------------------------------------
CE Puna I, LP                                   MD       Hilo, HI - partnership that has an ownership
                                                         interest in a partnership that owns a PURPA
                                                         geothermal facility
------------------------------------------------------------------------------------------------------------
CE Puna I, Inc.                                 MD       Hilo, HI - ownership interest in a partnership
                                                         that owns an interest in a partnership that
                                                         owns a PURPA geothermal facility.
------------------------------------------------------------------------------------------------------------
CE Puna II, Inc.                                MD       Hilo, HI - ownership interest in a partnership
                                                         that owns an interest in a partnership that owns a
                                                         PURPA geothermal facility
------------------------------------------------------------------------------------------------------------
CE Puna III, Inc.                               MD       Inactive
------------------------------------------------------------------------------------------------------------
CE Taunton Limited Partnership                  MD       Inactive
------------------------------------------------------------------------------------------------------------
CE Taunton I, Inc.                              MD       Inactive
------------------------------------------------------------------------------------------------------------
CE Taunton II, Inc.                             MD       Inactive
------------------------------------------------------------------------------------------------------------
CE Technical Services, Inc.                     MD       Inactive
------------------------------------------------------------------------------------------------------------
Central Wayne Energy Recovery Limited           MD       Wayne County, MI - partnership that owns a QF
Partnership                                              facility
------------------------------------------------------------------------------------------------------------
CE Wayne II, Inc.                               MD       Wayne County, MI - ownership interest in a
                                                         partnership that owns an interest in a
                                                         partnership that owns a QF facility
------------------------------------------------------------------------------------------------------------
CP Cabazon I, Inc.                              MD       Inactive
------------------------------------------------------------------------------------------------------------
CP Cabazon II, Inc.                             MD       Inactive
------------------------------------------------------------------------------------------------------------
Gary Coal Processing Limited Partnership        DE       Gary, IN - partnership that owns a coal
                                                         processing facility
------------------------------------------------------------------------------------------------------------
Gary - PCI Ltd., L.P.                           DE       Gary, IN - ownership interest in a
                                                         partnership that owns a coal processing
                                                         facility

------------------------------------------------------------------------------------------------------------
CP - Gary Limited Partnership                   MD       Gary, IN - ownership interest in partnership
                                                         that has an ownership in a partnership that
                                                         owns a coal processing facility
------------------------------------------------------------------------------------------------------------
CP - Gary I, Inc.                               MD       Gary, IN - ownership interest in a partnership
                                                         that owns an interest in a partnership that
                                                         owns an interest in a partnership that owns a
                                                         coal processing facility
-----------------------------------------------------------------------------------------------------------
CP - Gary II, Inc.                              MD       Gary, IN - ownership interest in a partnership
                                                         that owns an interest in a partnership that owns
                                                         an interest in a partnership that owns a coal
                                                         processing facility
-----------------------------------------------------------------------------------------------------------
CP - Gary III, Inc.                             MD       Gary, IN - ownership interest in a partnership
                                                         that owns an interest in a partnership that owns
                                                         an interest in a partnership that owns a coal
                                                         processing facility
-----------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
CP - Gary IV, Inc.                                 MD         Gary, IN - ownership interest in a partnership
                                                              that owns an interest in a partnership that
                                                              owns an interest in a partnership that owns a
                                                              coal processing facility
------------------------------------------------------------------------------------------------------------
CP Stillwater-Wellfield, Inc.                      MD         Inactive
------------------------------------------------------------------------------------------------------------
Stillwater Geothermal I                            NV         Fallon, NV - partnership which was the
                                                              owner/lessee in a sale/leaseback.  Sold 4/02.
------------------------------------------------------------------------------------------------------------
The Peruvian Investment Group I, Inc.              DE         Inactive
------------------------------------------------------------------------------------------------------------
The Peruvian Investment Group II, Inc.             DE         Inactive
------------------------------------------------------------------------------------------------------------
CP High Desert Limited Partnership                 MD         Victorville, CA - member of an LLC that was
                                                              formed to supervise the construction and
                                                              lease of an electric generating facility
                                                              currently in construction
------------------------------------------------------------------------------------------------------------
CP High Desert I, Inc.                             MD         Victorville, CA - ownership interest in a
                                                              partnership that is a member of an LLC that
                                                              was formed to supervise the construction of
                                                              and lease an electric generating facility
                                                              currently in construction
------------------------------------------------------------------------------------------------------------
CP High Desert II, Inc.                            MD         Victorville, CA - ownership interest in a
                                                              partnership that is a member of an LLC that
                                                              was formed to supervise the construction of
                                                              and lease an electric generating facility
                                                              currently in construction
------------------------------------------------------------------------------------------------------------
Nickel Hill Energy, LLC                            MD         Dracut, MA - an LLC formed to construct and
                                                              own an electric generating facility for which
                                                              development has terminated
------------------------------------------------------------------------------------------------------------
CP Nickel Hill, LLC                                DE         Inactive
------------------------------------------------------------------------------------------------------------
CP Oleander Limited Partnership                    MD         Brevard County, FL - ownership interest in a
                                                              partnership which holds an electric
                                                              generating facility.
------------------------------------------------------------------------------------------------------------
CP Oleander I, Inc.                                MD         Brevard County, FL - ownership interest in a
                                                              partnership that has an ownership interest in
                                                              a partnership which holds an electric
                                                              generating facility.
------------------------------------------------------------------------------------------------------------
CP Oleander II, Inc.                               MD         Brevard County, FL - ownership interest in a
                                                              partnership that has an ownership interest in
                                                              a partnership which holds an electric
                                                              generating facility.
------------------------------------------------------------------------------------------------------------
CP Florida Investors, Inc.                         MD         Brevard County, FL - ownership interest in a
                                                              partnership that owns an interest in a
                                                              partnership which holds an electric
                                                              generating facility.
------------------------------------------------------------------------------------------------------------
Sunnyside Generation, LLC                          DE         Sunnyside, Utah - entity administers stock
                                                              purchase agreement for partner of partnership
                                                              that owns an interest in a partnership that
                                                              owns a QF facility

------------------------------------------------------------------------------------------------------------
CP Sunnyside I, Inc.                               MD         Sunnyside, Utah - owns companies that own
                                                              interests in a partnership that owns an
                                                              interest in a partnership that owns a QF
                                                              facility
------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Sunnyside II, Inc.                                      DE         Sunnyside, Utah - ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns a QF facility
----------------------------------------------------------------------------------------------------------------
Sunnyside III, Inc.                                     DE         Sunnyside, Utah - ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns a QF facility
----------------------------------------------------------------------------------------------------------------
Sunnyside Cogeneration Associates                       UT         Sunnyside, Utah - owns a QF facility
----------------------------------------------------------------------------------------------------------------
Sunnyside Properties, LLC                               UT         Sunnyside, Utah - owns real property on which
                                                                   QF facility is located
----------------------------------------------------------------------------------------------------------------
Pace Carbon Synfuels Investors, L.P.                    DE         VA, OH and WV - partnership that owns coal
                                                                   processing facilities
----------------------------------------------------------------------------------------------------------------
CP Synfuels Investor, LLC                               MD         VA, OH and WV - an LLC that has an interest
                                                                   in a partnership that owns LLCs that own coal
                                                                   processing facilities
----------------------------------------------------------------------------------------------------------------
CP Synfuels, Inc.                                       MD         VA, OH and WV - entitled to certain fees from
                                                                   synthetic fuel processing projects.
----------------------------------------------------------------------------------------------------------------
CP Synfuels Investor, Inc.                              MD         VA, OH and WV - ownership of companies that
                                                                   are members of an LLC that has an interest in
                                                                   a partnership that owns LLCs that own coal
                                                                   processing facilities
----------------------------------------------------------------------------------------------------------------
CP Synfuels Member, Inc.                                MD         Inactive
----------------------------------------------------------------------------------------------------------------
Rio Nogales I, Inc.                                     DE         Seguin, Texas - ownership interest in a
                                                                   partnership that was formed to hold an
                                                                   electric generating facility currently in
                                                                   construction
----------------------------------------------------------------------------------------------------------------
Rio Nogales II, Inc.                                    DE         Seguin, Texas - ownership interest in a
                                                                   partnership that was formed to hold an
                                                                   electric generating facility currently in
                                                                   construction
----------------------------------------------------------------------------------------------------------------
Gateway Power Project, L.P.                             DE         Gilmer, Texas - partnership formed to hold an
                                                                   electric generating facility for which
                                                                   development has terminated
----------------------------------------------------------------------------------------------------------------
Gateway Power I, Inc.                                   DE         Gilmer, Texas - ownership interest in a
                                                                   partnership that was formed to hold an
                                                                   electric generating facility for which
                                                                   development has terminated
----------------------------------------------------------------------------------------------------------------
Gateway II, Inc.                                        DE         Dissolved 6/22/02
----------------------------------------------------------------------------------------------------------------
Constellation Power Development, Inc.                   MD         Inactive
----------------------------------------------------------------------------------------------------------------
Constellation Power International Investments,    Cayman Islands   Baltimore, MD - a holding company of
Ltd.                                                               international power projects
----------------------------------------------------------------------------------------------------------------
West Chicago Energy, LLC                                MD         Dissolved 6/22/02
----------------------------------------------------------------------------------------------------------------
North Pond Energy Park, LLC                             MD         Hardee County, FL - formed to own an electric
                                                                   generating facility for which development has
                                                                   terminated
----------------------------------------------------------------------------------------------------------------
South Pond Energy Park, LLC                             MD         Hardee County, FL - formed to own an electric
                                                                   generating facility for which development has
                                                                   terminated
----------------------------------------------------------------------------------------------------------------
Constellation Operating Services, LLC                   DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------
Constellation Power Development, LLC                    DE         Dissolved 3/12/02
----------------------------------------------------------------------------------------------------------------
Constellation Power, LLC                                DE         Dissolved 6/18/02
----------------------------------------------------------------------------------------------------------------
CP ACE, LLC                                             DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------
CP A/C Fuels, LLC                                       DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------
CP ACE IV, LLC                                          DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
CP Cabazon, LLC                                         DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------
CP Colver I, LLC                                        DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------
CP Colver II, LLC                                       DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------
CP Colver III, LLC                                      DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------
CP Gary, LLC                                            DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------
CP High Desert I, LLC                                   DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------
CP High Desert II, LLC                                  DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------
CP Mammoth, LLC                                         DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------
CP Oleander I, LLC                                      DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------
CP Oleander, LLC                                        DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------
CP Panther, LLC                                         DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------
CP Puna I, LLC                                          DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------
CP Puna II, LLC                                         DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------
CP Puna III, LLC                                        DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------
CP Soda III, LLC                                        DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------
CP Soda Lake Resource, LLC                              DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------
CP Stillwater,-Wellfield, LLC                           DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------
CP Synfuels II, LLC                                     DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------
CP Wayne II, LLC                                        DE         Dissolved 3/20/02
----------------------------------------------------------------------------------------------------------------
Victorville-Gas, LLC                                    DE         Victorville, CA - formed to obtain and
                                                                   supply gas to gas-fueled generating
                                                                   facility currently in development.
----------------------------------------------------------------------------------------------------------------
High Desert II, LLC                                     MD         Inactive
----------------------------------------------------------------------------------------------------------------
HE Supply Company, LLC                                  DE         Beecher City, IL - retail sales
                                                                   of building materials for use in
                                                                   power generating facilities.
----------------------------------------------------------------------------------------------------------------
CP Operating Services, LLC                              DE         Inactive.  To be dissolved.
----------------------------------------------------------------------------------------------------------------

                                Subsidiaries of CP Operating Services, LLC
                                ------------------------------------------

----------------------------------------------------------------------------------------------------------------
Big Sandy Operating Services, LLC                       DE         Inactive.  To be dissolved.
----------------------------------------------------------------------------------------------------------------
Handsome Lake Operating Services, LLC                   DE         Inactive.  To be dissolved.
----------------------------------------------------------------------------------------------------------------
High Desert Operating Services, LLC                     DE         Inactive.  To be dissolved.
----------------------------------------------------------------------------------------------------------------
Holland Operating Services, LLC                         DE         Inactive.  To be dissolved.
----------------------------------------------------------------------------------------------------------------
Oleander Operating Services, LLC                        DE         Inactive.  To be dissolved.
----------------------------------------------------------------------------------------------------------------
Rio Nogales Operating Services, LLC                     DE         Inactive.  To be dissolved.
----------------------------------------------------------------------------------------------------------------
University Park Operating Services, LLC                 DE         Inactive.  To be dissolved.
----------------------------------------------------------------------------------------------------------------
Wolf Hills Operating Services, LLC                      DE         Inactive.  To be dissolved.
----------------------------------------------------------------------------------------------------------------

                        Subsidiaries of Constellation Power International Investments, Ltd.
                        -------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
CE Curacao, Inc.                                 Cayman Islands    Inactive
---------------------------------------------------------------------------------------------------------------
Constellation de Guatemala, S.A.                    Guatemala      Inactive
---------------------------------------------------------------------------------------------------------------
Constellation Power International Development,    Cayman Islands   Inactive
Inc.
---------------------------------------------------------------------------------------------------------------
CP Panama I, S.A.                                     Panama       Panama - ownership interest in a company
                                                                   that has an ownership interest in a FUCO
---------------------------------------------------------------------------------------------------------------
CP Panama Investors, LLC                                MD         Panama - ownership interest in a company
                                                                   that has an ownership interest in a company
                                                                   that has an ownership interest in a FUCO.
---------------------------------------------------------------------------------------------------------------
CPII Curacao, Ltd.                                Cayman Islands   Inactive
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
FondElec General Partners, L.P.                  Cayman Islands  Latin America - ownership interest in a
                                                                 company that has ownership interest in
                                                                 FUCOS, EWGs and other energy related
                                                                 businesses in Latin America
---------------------------------------------------------------------------------------------------------------
Guatemalan Generating Group - I                  Cayman Island   Guatemala - ownership interest in a company
                                                                 that had owned an EWG
---------------------------------------------------------------------------------------------------------------
Grupo Generador de Guatemala, S.A.                 Guatemala     Inactive
---------------------------------------------------------------------------------------------------------------
Latin American Power Partners Limited            Cayman Islands  Latin America - potentially develop power
                                                                 projects in Latin America
---------------------------------------------------------------------------------------------------------------
Panama Distribution Group, S.A.                      Panama      Panama - ownership interest a FUCO
---------------------------------------------------------------------------------------------------------------
The Latin America Energy and Electricity Fund    Cayman Islands  Latin Amercia - ownership interests in
I, L.P.                                                          FUCOS, EWGS and other energy related
                                                                 businesses in Latin America
---------------------------------------------------------------------------------------------------------------

                        Subsidiaries of Constellation Operating Services, Inc.
                        ------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
A/C Power                                              MD        Cambria County, PA - partnership that
                                                                 operates and maintains a QF facility
---------------------------------------------------------------------------------------------------------------
PCI Operating Company Partnership                      MD        Gary, IN - operation and maintenance of a
                                                                 coal processing facility
---------------------------------------------------------------------------------------------------------------
Trona Operating Partners, G.P.                         MD        Trona, CA - operates and maintains QF
                                                                 facility
---------------------------------------------------------------------------------------------------------------
COSI ACE, LLC                                          MD        Trona, CA - ownership in Partnership that
                                                                 operates and maintains QF facility
---------------------------------------------------------------------------------------------------------------
COSI - Gary I, Inc.                                    MD        Gary, Indiana - ownership interest in a
                                                                 partnership that provides operation and
                                                                 maintenance of a coal processing facility
---------------------------------------------------------------------------------------------------------------
COSI - Gary II, Inc.                                   MD        Gary, Indiana - ownership interest in a
                                                                 partnership that provides operation and
                                                                 maintenance of a coal processing facility
---------------------------------------------------------------------------------------------------------------
COSI Synfuels, Inc.                                    MD        VA, OH and WV - employs personnel who are
                                                                 seconded to an affiliate who operates and
                                                                 maintains coal processing facilities.
---------------------------------------------------------------------------------------------------------------
COSI Synfuels VA1, Inc.                                MD        Virginia - operate a fuel processing
                                                                 facility
---------------------------------------------------------------------------------------------------------------
COSI Synfuels WV1, Inc.                                MD        West Virginia - operate a fuel processing
                                                                 facility
---------------------------------------------------------------------------------------------------------------
COSI Synfuels WV2, Inc.                                MD        West Virginia - operate a fuel processing
                                                                 facility
---------------------------------------------------------------------------------------------------------------
COSI Synfuels WV3, Inc.                                MD        Ohio - operates coal processing facilities
---------------------------------------------------------------------------------------------------------------
Constellation Operating Services                       CA        Baltimore, MD - partnership that operates QF
                                                                 projects
---------------------------------------------------------------------------------------------------------------
COSI Ultra, Inc.                                       MD        Baltimore, MD - ownership interest in a
                                                                 partnership that operates and maintains QF
                                                                 facilities
---------------------------------------------------------------------------------------------------------------
COSI Ultra II, Inc.                                    MD        Baltimore, MD - ownership interest in a
                                                                 partnership that operates and maintains QF
                                                                 facilities
---------------------------------------------------------------------------------------------------------------
Constellation Operating Services International   Cayman Islands  Inactive
---------------------------------------------------------------------------------------------------------------
Constellation Operating Services International   Cayman Islands  Inactive
- I
---------------------------------------------------------------------------------------------------------------
COAC de Guatemala, S.A.                            Guatemala     Inactive
---------------------------------------------------------------------------------------------------------------
COSI A/C Power, LLC                                    DE        Dissolved 3/20/02
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
COSI Central Wayne, LLC                                DE        Dissolved 3/20/02
---------------------------------------------------------------------------------------------------------------
COSI Gary I, LLC                                       DE        Dissolved 3/20/02
---------------------------------------------------------------------------------------------------------------
COSI Gary II, LLC                                      DE        Dissolved 3/20/02
---------------------------------------------------------------------------------------------------------------
COSI Puna, LLC                                         DE        Dissolved 3/20/02
---------------------------------------------------------------------------------------------------------------
COSI Sunnyside, LLC                                    DE        Dissolved 3/20/02
---------------------------------------------------------------------------------------------------------------
COSI Synfuels, LLC                                     DE        Dissolved 3/20/02
---------------------------------------------------------------------------------------------------------------
COSI Synfuels VA1, LLC                                 DE        Dissolved 3/20/02
---------------------------------------------------------------------------------------------------------------
COSI Synfuels WV1, LLC                                 DE        Dissolved 3/20/02
---------------------------------------------------------------------------------------------------------------
COSI Synfuels WV2, LLC                                 DE        Dissolved 3/20/02
---------------------------------------------------------------------------------------------------------------
COSI Synfuels WV3, LLC                                 DE        Dissolved 3/20/02
---------------------------------------------------------------------------------------------------------------
COSI Ultra II, LLC                                     DE        Dissolved 3/20/02
---------------------------------------------------------------------------------------------------------------
COSI Ultra, LLC                                        DE        Dissolved 3/20/02
---------------------------------------------------------------------------------------------------------------

              Subsidiaries of Constellation Real Estate Group, Inc.
              -----------------------------------------------------

---------------------------------------------------------------------------------------------------------------
KMS Oldco, Inc.                                        MD        Inactive
---------------------------------------------------------------------------------------------------------------
Constellation Real Estate, Inc.                        MD        Columbia, MD - owns and develops real estate
---------------------------------------------------------------------------------------------------------------
Constellation Health Services, Inc.                    MD        Inactive
---------------------------------------------------------------------------------------------------------------
CPI Church Street, Inc.                                MD        Inactive
---------------------------------------------------------------------------------------------------------------

                 Subsidiaries of Constellation Real Estate, Inc.
                 -----------------------------------------------

---------------------------------------------------------------------------------------------------------------
AE4, LLC                                               MD        Howard County, MD - an LLC that owns &
                                                                 develops real estate
---------------------------------------------------------------------------------------------------------------
Annapolis Exchange Lot I, LLC                          MD        Anne Arundel County, MD - member of an LLC
                                                                 that owns & develops real estate
---------------------------------------------------------------------------------------------------------------
Annapolis Exchange Lot II, LLC                         MD        Anne Arundel County, MD - member of an LLC
                                                                 that owns & develops real estate
---------------------------------------------------------------------------------------------------------------
Annapolis Exchange Lot III, LLC                        MD        Anne Arundel County, MD - member of an LLC
                                                                 that owns & develops real estate
---------------------------------------------------------------------------------------------------------------
Annapolis Exchange Lot IV, LLC                         MD        Anne Arundel County, MD - member of an LLC
                                                                 that owns & develops real estate
---------------------------------------------------------------------------------------------------------------
Annapolis Exchange Lot V, LLC                          MD        Anne Arundel County, MD - member of an LLC
                                                                 that owns & develops real estate
---------------------------------------------------------------------------------------------------------------
Annapolis Exchange Lot VI, LLC                         MD        Anne Arundel County, MD - member of an LLC
                                                                 that owns & develops real estate
---------------------------------------------------------------------------------------------------------------
Annapolis Exchange Lot VII, LLC                        MD        Anne Arundel County, MD - member of an LLC
                                                                 that owns & develops real estate
---------------------------------------------------------------------------------------------------------------
Annapolis Exchange Lot VIII, LLC                       MD        Anne Arundel County, MD - member of an LLC
                                                                 that owns & develops real estate
---------------------------------------------------------------------------------------------------------------
Annapolis Exchange Lot IX, LLC                         MD        Anne Arundel County, MD - member of an LLC
                                                                 that owns & develops real estate
---------------------------------------------------------------------------------------------------------------
Annapolis Exchange Lot X, LLC                          MD        Anne Arundel County, MD - member of an LLC
                                                                 that owns & develops real estate
---------------------------------------------------------------------------------------------------------------
Constellation Meadows I, LLC                           VA        Chantilly, VA - LLC that owned real estate
---------------------------------------------------------------------------------------------------------------
CPI Meadows One, Inc.                                  MD        Chantilly, VA - sole member of LLC that
                                                                 owned real estate
---------------------------------------------------------------------------------------------------------------
257 Oxon, LLC                                          MD        Prince George's County, MD - LLC that owns
                                                                 real estate
---------------------------------------------------------------------------------------------------------------
CPI 257, Inc.                                          MD        Prince George's County, MD - sole member of
                                                                 an LLC that owns real estate
---------------------------------------------------------------------------------------------------------------
CPI Brown's Wharf, Inc.                                MD        Inactive
---------------------------------------------------------------------------------------------------------------
CPI Gatespring II, Inc.                                MD        Inactive
---------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
Hickory Ridge-Route 40 Limited                     MD       Harford County, MD - partnership owning real
Partnership                                                 estate
----------------------------------------------------------------------------------------------------------
CPI Hickory Ridge, Inc.                            MD       Harford County, MD - ownership interest in a
                                                            partnership owning real estate
----------------------------------------------------------------------------------------------------------
Jolly Knolls, LLC                                  MD       Annapolis Junction, MD - owns & develops
                                                            real estate
----------------------------------------------------------------------------------------------------------
CPI Jolly Knolls, Inc.                             MD       Annapolis Junction, MD - sole member of an
                                                            LLC that owns real estate
----------------------------------------------------------------------------------------------------------
CPI Lynch, Inc.                                    MD       Inactive
----------------------------------------------------------------------------------------------------------
Urbana - Route 355 Limited Partnership             MD       Frederick County, MD - owns & develops real
                                                            estate
----------------------------------------------------------------------------------------------------------
CPI Montecito, Inc.                                MD       Frederick County, MD - ownership interest in
                                                            a partnership formed to own & develop real
                                                            estate
----------------------------------------------------------------------------------------------------------
CPI National Business Park I, Inc.                 MD       Inactive
----------------------------------------------------------------------------------------------------------
CPI National Business Park II, Inc.                MD       Inactive
----------------------------------------------------------------------------------------------------------
CPI National Business Park III, Inc.               MD       Inactive
----------------------------------------------------------------------------------------------------------
CPI Springfield, LLC                               MD       Howard County, MD - LLC that invests and
                                                            completes financial transactions of tangible
                                                            and intangible assets
----------------------------------------------------------------------------------------------------------
CPI Partner, Inc.                                  MD       Inactive
----------------------------------------------------------------------------------------------------------
Piney Orchard Master Partnership                   MD       Odenton, MD - a partnership that owns Real
                                                            Estate
----------------------------------------------------------------------------------------------------------
Piney Orchard Village Center, LLC                  MD       Odenton, MD - an LLC with an ownership
                                                            interest in a partnership that owns &
                                                            develops Real Estate
----------------------------------------------------------------------------------------------------------
CPI Piney Orchard Village Center, Inc.             MD       Odenton, MD - sole member of an LLC formed
                                                            to own & develop real estate
----------------------------------------------------------------------------------------------------------
CPI Springfield, Inc.                              MD       Inactive
----------------------------------------------------------------------------------------------------------
Timothy-Brandywine Associates Limited              MD       Prince George's County, MD - partnership
Partnership                                                 formed to own & develop real estate
----------------------------------------------------------------------------------------------------------
CPO Brandywine Commerce Centre, Inc.               MD       Prince George's County, MD - ownership
                                                            interest in a partnership that owns &
                                                            develops real estate
----------------------------------------------------------------------------------------------------------
Accokeek-Brandywine Associates Limited             MD       Prince George's County, MD -partnership
Partnership                                                 formed to own & develop real estate
----------------------------------------------------------------------------------------------------------
CPO Brandywine West, Inc.                          MD       Prince George's County, MD - ownership
                                                            interest in a partnership formed to own &
                                                            develop real estate
----------------------------------------------------------------------------------------------------------
CPO Constellation Centre, Inc.                     MD       Inactive
----------------------------------------------------------------------------------------------------------
Piney Courts, Inc.                                 MD       Baltimore, MD - corporation formed to own &
                                                            develop real estate
----------------------------------------------------------------------------------------------------------
First State Plaza Associates Limited               DE       Inactive
Partnership
----------------------------------------------------------------------------------------------------------
KMS 1/st/ State Limited Partnership                DE       Inactive
----------------------------------------------------------------------------------------------------------
CPO First State, Inc.                              MD       Inactive
----------------------------------------------------------------------------------------------------------
CPO Laurel Tower, Inc.                             MD       Inactive
----------------------------------------------------------------------------------------------------------
Montmott Associates Limited Partnership            MD       Frederick County, MD - partnership formed to
                                                            own & develop real estate
----------------------------------------------------------------------------------------------------------
CPO Montecito Business Park, Inc.                  MD       Frederick County, MD - ownership interest in
                                                            a partnership formed to own & develop real
                                                            estate
----------------------------------------------------------------------------------------------------------
Jolly Acres Limited Partnership                    MD       Anne Arundel County, MD - partnership that
                                                            owns real estate
----------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
CPO National Business Park, Inc.                     MD       Anne Arundel County, MD - ownership interest
                                                              in a partnership that owns real estate
------------------------------------------------------------------------------------------------------------
CPI PMK-NBP, Inc.                                    MD       Anne Arundel County, MD - ownership interest
                                                              in a partnership that owns real estate
------------------------------------------------------------------------------------------------------------
CPI WES-NBP, Inc.                                    MD       Anne Arundel County, MD - ownership interest
                                                              in a partnership that owns real estate
------------------------------------------------------------------------------------------------------------
Arbitrage Land Limited Partnership                   MD       Anne Arundel County, MD - partnership that
                                                              owns real estate
------------------------------------------------------------------------------------------------------------
CPO National Business Park (North), Inc.             MD       Anne Arundel County, MD - ownership interest
                                                              in a partnership that owns real estate
------------------------------------------------------------------------------------------------------------
CPI WES-Arbitrage, Inc.                              MD       Anne Arundel County, MD - ownership interest
                                                              in a partnership that owns real estate
------------------------------------------------------------------------------------------------------------
CPI PMK-Arbitrage, Inc.                              MD       Anne Arundel County, MD - ownership interest
                                                              in a partnership that owns real estate
------------------------------------------------------------------------------------------------------------
Peppercorn Land Limited Partnership                  MD       Odenton, MD - partnership that owns real
                                                              estate
------------------------------------------------------------------------------------------------------------
CPO Piney Orchard Land (East), Inc.                  MD       Odenton, MD - ownership interest in a
                                                              partnership that owns real estate
------------------------------------------------------------------------------------------------------------
CPO Three Centre Park, Inc.                          MD       Inactive
------------------------------------------------------------------------------------------------------------
CPO Valley Centre, Inc.                              MD       Inactive
------------------------------------------------------------------------------------------------------------
Jolly Acres Utilities, Inc.                          MD       Inactive
------------------------------------------------------------------------------------------------------------
CPO Jolly Utilities, Inc.                            MD       Inactive
------------------------------------------------------------------------------------------------------------
Parkway Crossing Associates, LLC                     VA       Prince William County, VA - an LLC that
                                                              owned real estate
------------------------------------------------------------------------------------------------------------
Piney Orchard Wastewater, Inc.                       DE       Odenton, MD - owner of a waste water
                                                              treatment facility
------------------------------------------------------------------------------------------------------------
CPO Piney Wastewater, Inc.                           MD       Odenton, MD - ownership interest in a
                                                              company that owns a waste water treatment
                                                              facility
------------------------------------------------------------------------------------------------------------
Piney Orchard Employment Center Limited              MD       Odenton, MD - ownership interest in a
Partnership                                                   partnership that owns real estate
------------------------------------------------------------------------------------------------------------
River Run at Piney Orchard Homeowner's               MD       Howard County, MD - homeowner's association
Association, Inc.
------------------------------------------------------------------------------------------------------------
BOKS-13, Inc.                                        MD       Odenton, MD - ownership interest in a
                                                              partnership that has an ownership percentage
                                                              in a partnership that owns real estate
------------------------------------------------------------------------------------------------------------
Piney Orchard Limited Partnership                    MD       Odenton, MD - ownership interest in a
                                                              partnership that owns real estate
------------------------------------------------------------------------------------------------------------
CPO Piney Orchard, Inc.                              MD       Odenton, MD - ownership interest in a
                                                              partnership that has an ownership percentage
                                                              in a partnership that owns real estate
------------------------------------------------------------------------------------------------------------
Piney Orchard Residential One Limited                MD       Odenton, MD - ownership interest in a
Partnership                                                   partnership that owns real estate
------------------------------------------------------------------------------------------------------------
BOKS-14, Inc.                                        MD       Odenton, MD - ownership interest in a
                                                              partnership that has an ownership interest
                                                              in a partnership that owns real estate
------------------------------------------------------------------------------------------------------------
Piney Orchard Residential Two Limited                MD       Odenton, MD - ownership interest in a
Partnership                                                   partnership that owns real estate
------------------------------------------------------------------------------------------------------------
BOKS-15, Inc.                                        MD       Odenton, MD - ownership interest in a
                                                              partnership that has an ownership interest
                                                              in a partnership that owns real estate.
------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Piney Orchard Residential Three Limited          MD       Odenton, MD - ownership interest in a
Partnership                                               partnership that owns real estate
--------------------------------------------------------------------------------------------------------
BOKS-16, Inc.                                    MD       Odenton, MD - ownership interest in a
                                                          partnership that has an ownership interest
                                                          in a partnership that owns real estate
--------------------------------------------------------------------------------------------------------
Piney Orchard Town Center Limited                MD       Odenton, MD - ownership interest in a
Partnership                                               partnership that owns real estate
--------------------------------------------------------------------------------------------------------
BOKS-12, Inc.                                    MD       Odenton, MD - ownership interest in a
                                                          partnership that has an ownership interest
                                                          in a partnership that owns real estate
--------------------------------------------------------------------------------------------------------
PMK-1, Inc.                                      MD       Anne Arundel County, MD - ownership interest
                                                          in a partnership that owns real estate
--------------------------------------------------------------------------------------------------------
PMK-2, Inc.                                      MD       Anne Arundel County, MD - ownership interest
                                                          in a partnership that owns real estate
--------------------------------------------------------------------------------------------------------
PMK-3, Inc.                                      MD       Anne Arundel County, MD - ownership interest
                                                          in a partnership that owns real estate
--------------------------------------------------------------------------------------------------------
PMK-4, Inc.                                      MD       Anne Arundel County, MD - ownership interest
                                                          in a partnership that owns real estate
--------------------------------------------------------------------------------------------------------
PMK-5, Inc.                                      MD       Anne Arundel County, MD - ownership interest
                                                          in a partnership that owns real estate
--------------------------------------------------------------------------------------------------------
PMK-6, Inc.                                      MD       Anne Arundel County, MD - ownership interest
                                                          in a partnership that owns real estate
--------------------------------------------------------------------------------------------------------
WES-1, Inc.                                      MD       Anne Arundel County, MD - ownership interest
                                                          in a partnership that owns real estate
--------------------------------------------------------------------------------------------------------
WES-2, Inc.                                      MD       Anne Arundel County, MD - ownership interest
                                                          in a partnership that owns real estate
--------------------------------------------------------------------------------------------------------
WES-3, Inc.                                      MD       Anne Arundel County, MD - ownership interest
                                                          in a partnership that owns real estate
--------------------------------------------------------------------------------------------------------
WES-4, Inc.                                      MD       Anne Arundel County, MD - ownership interest
                                                          in a partnership that owns real estate
--------------------------------------------------------------------------------------------------------
WES-5, Inc.                                      MD       Anne Arundel County, MD - ownership interest
                                                          in a partnership that owns real estate
--------------------------------------------------------------------------------------------------------
WES-6, Inc.                                      MD       Anne Arundel County, MD - ownership interest
                                                          in a partnership that owns real estate
--------------------------------------------------------------------------------------------------------
Onyx Realty Development Corporation              DE       Columbia, MD - real estate development
--------------------------------------------------------------------------------------------------------
Bon Tasha Group                                  MD       Inactive
--------------------------------------------------------------------------------------------------------
Parliament Investors                             MD       Inactive
--------------------------------------------------------------------------------------------------------
2301 Russell Group                               MD       Baltimore, MD - partnership that owns real
                                                          estate
--------------------------------------------------------------------------------------------------------
Rory & Company                                   MD       Inactive
--------------------------------------------------------------------------------------------------------
Tri-Lake                                         MD       Inactive
--------------------------------------------------------------------------------------------------------
Mil-Mar Associates                               MD       Inactive
--------------------------------------------------------------------------------------------------------
TDH Holdings                                     MD       Baltimore, MD - partnership that owns real
                                                          estate
--------------------------------------------------------------------------------------------------------
MJK Enterprises                                  MD       Inactive
--------------------------------------------------------------------------------------------------------
Ariana Associates                                MD       Inactive
--------------------------------------------------------------------------------------------------------
Shawmut Associates                               MD       Inactive
--------------------------------------------------------------------------------------------------------
Fair Haven Enterprises                           MD       Inactive
--------------------------------------------------------------------------------------------------------
Comix                                            MD       Baltimore, MD - partnership that owns real
                                                          estate
--------------------------------------------------------------------------------------------------------
P.A. Investments                                 MD       Inactive
--------------------------------------------------------------------------------------------------------
Greenberg Family Partnership                     MD       Inactive
--------------------------------------------------------------------------------------------------------
Marsky Brothers                                  MD       Inactive
--------------------------------------------------------------------------------------------------------
Windsor Properties                               MD       Inactive
--------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
East Realty Holdings, Inc.                         DE       Inactive
----------------------------------------------------------------------------------------------------------
Hopestill Holdings, Inc.                           MD       Inactive
----------------------------------------------------------------------------------------------------------
Cullen Construction, Inc.                          MD       Inactive
----------------------------------------------------------------------------------------------------------
Churchill Partnership                              MD       Inactive
----------------------------------------------------------------------------------------------------------
Braces, Ltd.                                       MD       Baltimore, MD - ownership interest in a
                                                            partnership that owns real estate
----------------------------------------------------------------------------------------------------------
Bristol Creek Corporation                          MD       Inactive
----------------------------------------------------------------------------------------------------------
Elmdale Corporation                                MD       Baltimore, MD - ownership interest in a
                                                            partnership that owns real estate
----------------------------------------------------------------------------------------------------------
FNP Management Corporation                         MD       Baltimore, MD - ownership interest in a
                                                            company that owns real estate
----------------------------------------------------------------------------------------------------------
Franklin Holding, Inc.                             MD       Baltimore, MD - ownership interest in a
                                                            partnership that owns real estate
----------------------------------------------------------------------------------------------------------
Gray Saddle, Inc.                                  MD       Inactive
----------------------------------------------------------------------------------------------------------
J.R.S. Transportation                              NJ       Baltimore, MD -owns real estate

----------------------------------------------------------------------------------------------------------
Paper Ridge Corporation                            MD       Inactive
----------------------------------------------------------------------------------------------------------
Stefco, Inc.                                       MD       Baltimore, MD - ownership interest in a
                                                            partnership that owns real estate
----------------------------------------------------------------------------------------------------------
Sunshine Light, Inc.                               MD       Inactive
----------------------------------------------------------------------------------------------------------
Terry Lane Corporation                             MD       Baltimore, MD - ownership interest in a
                                                            company that owns an interest in a
                                                            partnership that owns real estate
----------------------------------------------------------------------------------------------------------
Woodlawn Investors, Inc.                           MD       Inactive
----------------------------------------------------------------- ----------------------------------------
Mercury Welding, Inc.                              NJ       Inactive
----------------------------------------------------------------- ----------------------------------------

               Subsidiaries of Constellation Health Services, Inc.

----------------------------------------------------------------------------------------------------------
CHS Annapolis Assisted, Inc.                       MD       Inactive
----------------------------------------------------------------------------------------------------------
Aspenwood Associates Limited Partnership           MD       Inactive
----------------------------------------------------------------------------------------------------------
CHS Aspenwood, Inc.                                MD       Inactive
----------------------------------------------------------------------------------------------------------
CHS Aspenwood II, Inc.                             MD       Inactive
----------------------------------------------------------------------------------------------------------
Aspenwood MRC Limited Partnership                  MD       Inactive
----------------------------------------------------------------------------------------------------------
HeartHomes Residence at Bay Ridge I, LLC           MD       Inactive
----------------------------------------------------------------------------------------------------------
CHS Bay Ridge Assisted I, Inc.                     MD       Inactive
----------------------------------------------------------------------------------------------------------
HeartHomes Residence at Bay Ridge II, LLC          MD       Inactive
----------------------------------------------------------------------------------------------------------
CHS Bay Ridge Assisted II, Inc.                    MD       Inactive
----------------------------------------------------------------------------------------------------------
Rose Hill Residence at Bay Ridge I, LLC            MD       Inactive
----------------------------------------------------------------------------------------------------------
Rose Hill Residence at Bay Ridge II, LLC           MD       Inactive
----------------------------------------------------------------------------------------------------------
HeartHomes Residence at Bay Ridge I, Inc.          MD       Inactive
----------------------------------------------------------------------------------------------------------
HeartHomes Residence at Bay Ridge II, Inc.         MD       Inactive
----------------------------------------------------------------------------------------------------------
Rose Hill Residence at Lutherville, I, LLC         MD       Inactive
----------------------------------------------------------------------------------------------------------
Rose Hill Residence at Lutherville II, LLC         MD       Inactive
----------------------------------------------------------------------------------------------------------
HeartHomes Residence at Lutherville I, Inc.        MD       Inactive
----------------------------------------------------------------------------------------------------------
HeartHomes Residence at Lutherville II, Inc.       MD       Inactive
----------------------------------------------------------------------------------------------------------
CHS Beechwood Assisted, Inc.                       MD       Inactive
----------------------------------------------------------------------------------------------------------
CHS Bel Air Assisted, Inc.                         MD       Inactive
----------------------------------------------------------------------------------------------------------
Constellation Carolina I, LLC                      NC       Inactive
----------------------------------------------------------------------------------------------------------
CHS Crescent Assisted, Inc.                        MD       Inactive
----------------------------------------------------------------------------------------------------------
CHS Crofton Assisted, Inc.                         MD       Inactive
----------------------------------------------------------------------------------------------------------
HeartFields Retirement Community - White Oak,      MD       Inactive
LLC
----------------------------------------------------------------------------------------------------------
CHS Heartlands - White Oak, Inc.                   MD       Inactive
----------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------
CHS Laurel Assisted, Inc.                            MD       Inactive
---------------------------------------------------------------------------------------
HeartHomes Residence at Lutherville I, LLC           MD       Inactive
---------------------------------------------------------------------------------------
CHS Lutherville Assisted I, Inc.                     MD       Inactive
---------------------------------------------------------------------------------------
HeartHomes Residence at Lutherville II, LLC          MD       Inactive
---------------------------------------------------------------------------------------
CHS Lutherville Assisted II, Inc.                    MD       Inactive
---------------------------------------------------------------------------------------
CHS Nursing I, Inc.                                  MD       Inactive
---------------------------------------------------------------------------------------
NOVA-Potomac, LLC                                    MD       Inactive
---------------------------------------------------------------------------------------
CHS Pikesville Assisted, Inc.                        MD       Inactive
---------------------------------------------------------------------------------------
The HeartHaven Retirement Community -                CT       Inactive
Seabury, LLC
---------------------------------------------------------------------------------------
CHS Seabury, Inc.                                    MD       Inactive
---------------------------------------------------------------------------------------
CHS Severna Park Assisted, Inc.                      MD       Inactive
---------------------------------------------------------------------------------------
Constellation Senior Services, Inc.                  MD       Inactive
---------------------------------------------------------------------------------------
HeartHomes Residence at Kellington Limited           MD       Inactive
Partnership
---------------------------------------------------------------------------------------
HeartHomes Residence at Kellington, Inc.             MD       Inactive
---------------------------------------------------------------------------------------
HeartHomes Residence at Kellington II, Inc.          MD       Inactive
---------------------------------------------------------------------------------------
HeartHomes Residence at Linthicum, LLC               MD       Inactive
---------------------------------------------------------------------------------------
HeartHomes Residence at Linthicum, Inc.              MD       Inactive
---------------------------------------------------------------------------------------
HeartHomes Residence at Piney Orchard Limited        MD       Inactive
Partnership
---------------------------------------------------------------------------------------
HeartHomes Residence at Piney Orchard, Inc.          MD       Inactive
---------------------------------------------------------------------------------------
HeartHomes Residence at Piney Orchard II, Inc.       MD       Inactive
---------------------------------------------------------------------------------------
HeartFields Retirement Community - Shenandoah,       VA       Inactive
LLC
---------------------------------------------------------------------------------------
HeartFields Retirement Community - Shenandoah,       MD       Inactive
Inc.
---------------------------------------------------------------------------------------
HeartFields Retirement Community - Bowie, LLC        MD       Inactive
---------------------------------------------------------------------------------------
HeartFields Retirement Community - Bowie, Inc.       MD       Inactive
---------------------------------------------------------------------------------------
HeartFields Retirement Community - Raleigh, LLC      MD       Inactive
---------------------------------------------------------------------------------------
HeartFields Retirement Community - Raleigh,          MD       Inactive
Inc.
---------------------------------------------------------------------------------------
Heartlands Retirement Community - Ellicott           MD       Sold 10/25/02
City I, Inc.
---------------------------------------------------------------------------------------
Heartlands Retirement Community - Ellicott           MD       Sold 10/25/02
City II, Inc.
---------------------------------------------------------------------------------------
Heartlands Retirement Community - Frederick,         MD       Inactive
LLC
---------------------------------------------------------------------------------------
Heartlands Retirement Community - Frederick,         MD       Inactive
Inc.
---------------------------------------------------------------------------------------
The Heartlands Retirement Community -                MD       Inactive
Fredericksburg, LLC
---------------------------------------------------------------------------------------
The Heartlands Retirement Community -                MD       Inactive
Fredericksburg, Inc.
---------------------------------------------------------------------------------------
CHS Assisted I, Inc.                                 MD       Inactive
---------------------------------------------------------------------------------------
The Heartlands Retirement Community - Severna        MD       Inactive
Park Limited Partnership
---------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
The Heartlands Retirement Community -                   MD         Inactive
Severna  Park I, Inc.
-----------------------------------------------------------------------------------------------------------------
Heartlands Retirement Community -                       MD         Inactive
Severna Park II, Inc.
-----------------------------------------------------------------------------------------------------------------
HeartFields Retirement Community - Easton, LLC          MD         Inactive
-----------------------------------------------------------------------------------------------------------------
HeartFields Retirement Community - Easton, Inc.         MD         Inactive
-----------------------------------------------------------------------------------------------------------------

                                        Subsidiaries of KMS Oldco, Inc.

----------------------------------------------------------------------------------------------------------------
Constellation Oldco, Inc.                               MD         Howard County, MD - owner of office
                                                                   furniture and fixtures of KMS Oldco, Inc.
----------------------------------------------------------------------------------------------------------------

                                        Subsidiaries of CPI Church Street, Inc.

-----------------------------------------------------------------------------------------------------------------
Church Street Station, Inc.                             FL         Inactive
-----------------------------------------------------------------------------------------------------------------
Rosie O'Grady's Aviation, Inc.                          FL         Inactive
-----------------------------------------------------------------------------------------------------------------

                                Subsidiaries of Constellation Investments, Inc.

-----------------------------------------------------------------------------------------------------------------
Luz Solar Partners IV, Ltd.                             CA         Kramer  Junction,  CA - partnership that owns
                                                                   a QF facility
-----------------------------------------------------------------------------------------------------------------
Luz Solar Partners V, Ltd.                              CA         Kramer  Junction,  CA  -  owner  of  electric
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
Ultrabravo Oil Development Company                      CA         CA - Owns an  interest  in two  partnerships,
                                                                   each of which owns a QF facility
-----------------------------------------------------------------------------------------------------------------
Triad Investors Corporation                             MD         MD - Venture capital for medical research
-----------------------------------------------------------------------------------------------------------------
Soda Lake Limited Partnership                           NV         Fallon,  NV  -  ownership  interest  in  a QF
                                                                   facility as lessor in a sale lease-back
-----------------------------------------------------------------------------------------------------------------
CII Solarpower I, Inc.                                  MD         Kramer Junction,  CA - ownership  interest in
                                                                   a partnership that owns a QF facility
-----------------------------------------------------------------------------------------------------------------
Pacific Ultrapower Chinese Station                      CA         Sonora,  CA  -  partnership  that  owns  a QF
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
Rio Bravo Fresno                                        CA         Fresno, CA - partnership that owns a QF
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
BHP Patriots Limited Partnership                        MD         Baltimore, MD - partnership that owns real
                                                                   estate.
-----------------------------------------------------------------------------------------------------------------
CII BHP Housing, Inc.                                   MD         Baltimore, MD - ownership interest in a
                                                                   partnership that owns real estate
-----------------------------------------------------------------------------------------------------------------
Bruce Street Limited Partnership                        MD         Baltimore, MD - partnership that owns real
                                                                   estate
-----------------------------------------------------------------------------------------------------------------
CII BRS Housing, Inc.                                   MD         Baltimore, MD - ownership interest in a
                                                                   partnership that owns real estate
-----------------------------------------------------------------------------------------------------------------
Neighborhood Rental Limited Partnership                 MD         Baltimore, MD - partnership that owns real
                                                                   estate
-----------------------------------------------------------------------------------------------------------------
CII NRS Housing, Inc.                                   MD         Baltimore, MD - ownership interest in a
                                                                   partnership that owns real estate
-----------------------------------------------------------------------------------------------------------------
The New Parkman Housing Limited Partnership             MD         Baltimore, MD - partnership that owns real
                                                                   estate
-----------------------------------------------------------------------------------------------------------------
CII New Parkman, Inc.                                   MD         Baltimore, MD - ownership interest in a
                                                                   partnership that owns real estate
-----------------------------------------------------------------------------------------------------------------
Ace Power Partners                                      CA         Trona, CA - Ownership interest in a
                                                                   partnership that owns a QF facility
-----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
ACE Cogeneration Company                                CA         Trona, CA - partnership that owns a QF
                                                                   facility
--------------------------------------------------------------------------------------------------------------------
CE ACE Limited Partnership                              MD         Trona, Ca - ownership interest in a partnership
                                                                   that has an ownership interest in a partnership
                                                                   that owns a QF facility
--------------------------------------------------------------------------------------------------------------------
CD Empire I, Inc.                                       MD         Inactive
--------------------------------------------------------------------------------------------------------------------
CD Empire II, Inc.                                      MD         Inactive
--------------------------------------------------------------------------------------------------------------------
Rio Bravo Jasmin                                        CA         Kern Co., CA - partnership that owns a QF
                                                                   facility
--------------------------------------------------------------------------------------------------------------------
CD Jasmin I, Inc.                                       MD         Kern Co., CA - ownership interest in a
                                                                   partnership that owns a QF facility
--------------------------------------------------------------------------------------------------------------------
CD Jasmin II, Inc.                                      MD         Kern Co., CA - ownership interest in a
                                                                   partnership that owns a QF facility
--------------------------------------------------------------------------------------------------------------------
CD Jasmin III, Inc.                                     MD         Kern Co., VA - ownership interest in a
                                                                   partnership that owns a QF facility
--------------------------------------------------------------------------------------------------------------------
CD Malacha I, Inc.                                      MD         Muck Valley, CA - ownership interest in a
                                                                   partnership that owns a EWG/QF facility
--------------------------------------------------------------------------------------------------------------------
Ormesa Geothermal II                                    CA         Imperial Valley, CA - trust that owns a QF
                                                                   facility.  Sold in 2002
--------------------------------------------------------------------------------------------------------------------
CD Ormesageo II-A, Inc.                                 MD         Inactive
--------------------------------------------------------------------------------------------------------------------
CD Ormesageo II-B, Inc.                                 MD         Inactive
--------------------------------------------------------------------------------------------------------------------
CD Ormesageo II-C, Inc.                                 MD         Inactive
--------------------------------------------------------------------------------------------------------------------
CD Ormesageo IE-A, Inc.                                 MD         VA, OH and WV - member of an LLC that has an
                                                                   ownership interest in a partnership that owns
                                                                   LLCs that own coal processing facilities
--------------------------------------------------------------------------------------------------------------------
CD Ormesageo IE-B, Inc.                                 MD         VA, OH and WV - member of an LLC that has
                                                                   an ownership interest in a partnership that
                                                                   owns LLCs that own coal processing facilities
--------------------------------------------------------------------------------------------------------------------
CD Ormesageo IE-C, Inc.                                 MD         VA, OH and WV - member of an LLC that has an
                                                                   ownership interest in a partnership that owns
                                                                   LLCs that own coal processing facilities
--------------------------------------------------------------------------------------------------------------------
Rio Bravo Poso                                          CA         Kern Co., CA - partnership that owns a QF
                                                                   facility
--------------------------------------------------------------------------------------------------------------------
CD Poso I, Inc.                                         MD         Kern Co., CA - ownership interest in a
                                                                   partnership that owns a QF facility
--------------------------------------------------------------------------------------------------------------------
CD Poso II, Inc.                                        MD         Kern Co., CA - ownership interest in a
                                                                   partnership that owns a QF facility
--------------------------------------------------------------------------------------------------------------------
CD Poso III, Inc.                                       MD         Kern Co., CA - ownership interest in a
                                                                   partnership that owns a QF facility
--------------------------------------------------------------------------------------------------------------------
Rio Bravo Rocklin                                       CA         Placer Co., CA - partnership that owns a QF
                                                                   facility
--------------------------------------------------------------------------------------------------------------------
CD SEGS V, Inc.                                         MD         Kramer Junction, CA - ownership interest in
                                                                   a partnership that owns a QF facility
--------------------------------------------------------------------------------------------------------------------
LUZ Solar Partners VI, Ltd.                             CA         Kramer Junction, CA - partnership that owns
                                                                   a QF facility
--------------------------------------------------------------------------------------------------------------------
CD SEGS VI, Inc.                                        MD         Kramer Junction, CA - ownership interest in
                                                                   a partnership that owns a QF facility
--------------------------------------------------------------------------------------------------------------------
Star Group Stillwater I Geothermal Partners             NV         Fallon, NV - partnership that is the lessor
                                                                   in the sale/leaseback of a QF facility
--------------------------------------------------------------------------------------------------------------------
Northern Asset Hedged Utility Fund                      MN         Minnesota - investment Fund
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CP ACE, LLC                                  DE         Dissolved 3/20/02
--------------------------------------------------------------------------------
CP Chinese Station, LLC                      DE         Dissolved 3/20/02
--------------------------------------------------------------------------------
CP Empire, LLC                               DE         Dissolved 3/20/02
--------------------------------------------------------------------------------
CP Fresno, LLC                               DE         Dissolved 3/20/02
--------------------------------------------------------------------------------
CP Jasmin, LLC                               DE         Dissolved 3/20/02
--------------------------------------------------------------------------------
CP Malacha, LLC                              DE         Dissolved 3/20/02
--------------------------------------------------------------------------------
CP Ormesa II, LLC                            DE         Dissolved 3/20/02
--------------------------------------------------------------------------------
CP Poso, LLC                                 DE         Dissolved 3/20/02
--------------------------------------------------------------------------------
CP Rocklin, LLC                              DE         Dissolved 3/20/02
--------------------------------------------------------------------------------
CP SEGS IV, LLC                              DE         Dissolved 3/20/02
--------------------------------------------------------------------------------
CP SEGS V, LLC                               DE         Dissolved 3/20/02
--------------------------------------------------------------------------------
CP SEGS VI, LLC                              DE         Dissolved 3/20/02
--------------------------------------------------------------------------------
CP Soda, LLC                                 DE         Dissolved 3/20/02
--------------------------------------------------------------------------------
CP Stillwater, LLC                           DE         Dissolved 3/20/02
--------------------------------------------------------------------------------

           In addition, Constellation Energy Group, Inc. owns 100% of the stock of 46 shell, inactive subsidiaries incorporated in each state except Maryland, Ohio, Pennsylvania and Hawaii under the name Constellation Energy Group, Inc.

     2. A brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.

Electric

     Baltimore Gas and Electric Company (BGE), a subsidiary public utility of claimant, owns 1,268 miles of transmission consisting of 215 circuit miles of 500 kV lines; 320 circuit miles of 230 kV lines; 54 circuit miles of 138 kV lines, and 679 circuit miles of 115kV lines, located throughout Central Maryland.

     BGE's 500 kV transmission consists of two circuits which connect to the Calvert Cliffs plant to BGE load center as well as five circuits which interconnect with and are part of the Pennsylvania - New Jersey - Maryland (PJM) 500 kV system. These circuits form a partial 500 kV transmission ring around the Baltimore metropolitan area. Additionally, the Calvert Cliffs-Chalk Point, Calvert Cliffs-Waugh Chapel, and Waugh Chapel-High Ridge circuits are part of the "500 kV Loop", a full 500 kV transmission ring around the Washington metropolitan area with several transformation points to 230 kV.

        BGE's 230 kV transmission connects at two locations via transformation with the 500 kV system and at ten locations via transformation with our 115 kV network, throughout Central Maryland.

        BGE owns approximately 40,715 conductor miles of distribution lines, including 19,915 conductor miles of overhead lines and 20,800 conductor miles of underground lines, throughout Central Maryland. These figures only include circuits operating at 34.5, 13.8 and 4 kV.

        BGE's transmission and distribution systems are comprised of 211 company owned locations with 427 installed transformers. Total transformer capacity is approximately 28,252 MVA throughout Central Maryland. These figures do not include BGE-owned facilities located on customer premises. In addition, generator step-up and other customer-owned transformers are not included in these figures.

        BGE's transmission system is connected to other systems via the following transmission tie lines:

            (1) two connections at the Maryland-Pennsylvania state line near Delta, PA with PECO Energy Company transmission lines.

            (2) four connections with the Pennsylvania Power and Light Co. at the Maryland-Pennsylvania state line, three connections near Graceton, Md., and one near Norrisville, Md.

            (3) one connection with the Metropolitan Edison Co. at the Maryland-Pennsylvania state line near Twin Farms, Md.

            (4) six active connections with Potomac Electric Power Company, two near Burtonsville, Md., two near Bowie, Md., one near Mt Airy, Md., and one near Eagle Harbor, Md.

Gas

        BGE owns 9 gate stations located at various points in its service territory where natural gas is received from suppliers. Natural gas is delivered to customers through approximately 6,120 miles of mains and 6,920 miles of service lines covering 743 square miles of territory.

        BGE has

        . a liquefied natural gas facility for the liquefaction and storage of natural gas with a total storage capacity of 1,092,977 Dth and a daily capacity of 311,500 Dth located at Spring Gardens, MD, and

        . a propane air facility with a total storage capacity equivalent to 554,200 Dth and a daily capacity of 85,000 Dth located at Notch Cliff, MD.

        BGE's current pipeline firm transportation entitlements to serve our firm loads are 284,053 Dth per day during the winter period and 259,053 Dth during the summer period.

        BGE has 235,080 Dth per day of pipeline natural gas storage entitlements.

     3. The following information for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

            (a) Number of kwh. (in thousands) of electric energy sold (at retail or wholesale), and Mcf. (in thousands) of natural or manufactured gas distributed at retail.

BGE

ELECTRIC

                                          RETAIL                   WHOLESALE

                                     KWH         Amount          KWH     Amount
                                      (in thousands)             (in thousands)
                                 -------------------------     -----------------

Total electric sold by state

      Maryland                    31,729,000     1,925,669            -       -

Electric sold outside of Md.          -              -                -       -

Total electric sold               31,729,000    $1,925,669            -       -
                                 ===========    ==========     ========   ======


GAS

                                                   RETAIL
                                            Mcf                Amount
                                                (in thousands)
                                        ------------------------------

Total gas distributed at retail by
state

      Maryland                             106,676           $500,404

            (b) Number of kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

     BGE

     Elec: none                                                        Gas: none

            (c) Number of kwh. (in thousands) of electric energy and Mcf. (in thousands) of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

BGE

ELECTRIC - See 3(a)

GAS

                                             WHOLESALE

                                        Mcf           Amount
                                          (in thousands)
                                     -------------------------

Gas distributed at
wholesale by state outside of Md.
  Delaware                                  618     $    2,483
  District of Columbia                    3,817         14,748
  Kentucky                                   30            110
  Louisiana                                 288            812
  New Jersey                              3,684         14,178
  Ohio                                       39            141
  Pennsylvania                              971          3,135
  Virginia                                1,867          6,943
                                     ----------     ----------

Total gas distributed at
Wholesale outside of Md.                 11,314     $   42,550
                                     ==========     ==========

          (d) Number of kwh. (in thousands) of electric energy and Mcf. (in thousands) of natural or manufactured gas purchased outside the State in which each such company is organized or at the State line.

BGE
     Elec: none



GAS

                                             PURCHASED

                                        Mcf           Amount
                                          (in thousands)
                                     -------------------------
Total gas purchased
by state outside of Md.
  Louisiana                              47,085     $  155,262
  Michigan                                1,909          6,188
  Pennsylvania                            6,916         22,462
  Texas                                   1,415          4,746

  West Virginia                           7,103         24,538
                                     ----------     ----------
Total gas purchased
Outside Md.
                                         64,428     $  213,196
                                     ==========     ==========



          4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

          (a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

(1)       Safe Harbor Water Power Corporation (Safe Harbor)

          1 Powerhouse Road
          Conestoga, PA

          Safe Harbor is a hydroelectric plant located on the Susquehanna River at Safe Harbor, Pennsylvania, jointly owned by Constellation Power Source Generation, Inc. (CPSG) and Pennsylvania Power & Light Holtwood ("Holtwood"). CPSG owns two-thirds of the outstanding capital stock, including one-half of the voting stock of Safe Harbor. It includes 14 generating units. At maximum output, the plant can generate approximately 10 million kWh of electrical energy in one day. The average yearly generation is 1,078,073,000 kWh. The total varies depending upon yearly average river flow.

          The total output of Safe Harbor is supplied to co-owners Holtwood and CPSG in accordance with their ownership interest to supplement the power flow into the Pennsylvania-New Jersey-Maryland interconnection (PJM). Safe Harbor power is used primarily to meet peak demands for electricity. Continuous operation occurs when river flow equals or exceeds the plant's maximum water handling capacity of 110,000 cubic feet per second.

(2)       Empresa Electrica Valle Hermoso S.A. ("EVH")

          Calle Tarija N 1425
          Casi Esq. Adela Zamudio
          Cala Cala
          Casilla 5645, Cochabamba, Boliva

          This entity was sold on December 5, 2002.

(3)       The Bolivian Generating Group, LLC

          Registered office is at Ugland House, P.O. Box 309, George Town, Grand Cayman.

          This entity was sold on December 5, 2002.

(4)       C&O Bolivia, LLC

          Calle Tarija N 1425
          Casi Esq. Adela Zamudio
          Cala Cala
          Casilla 5645
          Cochabama, Bolivia

          This entity was sold on December 5, 2002.

(5) Compania Forca E Luz Cataguazes-Leopoldina ("Cataguazes") and Cia De Electricidada De Nova Friburgo ("Friburgo")

          Avenita Presidente Vargas, 463
          4/th/ Floor
          Rio de Janeiro, RJ, Brazil
          CEP 20086-900

          Located in Minas Gerais, Brazil Cataguazes is an electric utility serving the southeastern portion of the State of Minas Gerais, Brazil. Cataguazes serves approximately 214,000 customers. Cataguazes serves a total of approximately 273,000 customers. The utility assets of Cataguazes comprise approximately 13,440 km of distribution lines, 663 km of transmission lines, and related equipment, including substation capacity of 618 MVA. Cataguazes also owns a number of small hydroelectric generating plants with an aggregate generating capacity of approximately 19 megawatts, as well as a hydroelectric project that is under construction and that will have a generating capacity of approximately 20 megawatts. Cataguazes also holds a 100% interest in Multiagro, S.A. an agricultural company and a 21.56% interest in Ind. Cataguazes a textile company.

(6) ELEKTRA NORESTE, S.A. (formerly known as Empresa de Distribucion Electrica Noreste, S.A.)

          Elektra Noreste, S.A.
          Edificio Hatillo, Torre A, Piso 7
          Avenida Cuba y Avenida Justo Arosemena
          Apartado 5285
          Panama 5, Panama City
          Republic of Panama

          Elektra Noreste, S.A. ("Noreste") is the second largest distribution company in the Republic of Panama. Noreste's service territory is 2,600 square miles, and includes the entire Eastern half of the country, a portion of the capital, Panama City and all of the second largest city, Colon. A portion of Noreste's service territory will also include parts of the Eastern half of the Panama Canal Zone reclaimed by the Republic of Panama.

          Noreste serves approximately 206,477 customers that consume a total of 2,248 GWH of energy annually, and is one of the three electric distribution companies formed out of the restructuring and privatization of the government owned utility, Instituto de Recursos Hidraulicos y Electrificacion. Noreste currently has approximately 503 employees, and its assets consist largely of all the distribution lines and substations within its 2,600 square mile service territory. Norreste purchases the bulk of its electricity needs from the now privatized generation companies under power purchase contracts negotiated with the oversight of the regulator. Elektra is able to self-generate up to 15% of its energy needs.

(7) Malacha Hydro Limited Partnership, owner of the Muck Valley Hydroelectric Project

          701 Morrison - Knudsen Drive
          Suite 300
          Boise, Idaho 83712

          The Muck Valley Hydroelectric Project is located on the Pit River near Fall River Mills in Lassen County, California. The Muck Valley Hydroelectric Project is an approximately 35 MW run of the river hydroelectric facility.

(8)       CD ACE I, Inc.

          111 Market Place, Suite 200
          Baltimore, Maryland 21202

          CD ACE I, Inc. holds a 1% general partnership and 19.7% limited partnership interest in CE ACE Limited Partnership, which holds a 35% general partnership interest in ACE Power Partners. ACE Power Partners holds a 90% general partnership interest in

ACE Cogeneration Company, which owns a 108 MW electric generating facility located in Trona, California.

(9)       CD ACE II, Inc.

          111 Market Place, Suite 200
          Baltimore, Maryland 21202

          CD ACE II, Inc. holds a 20.4% limited partnership interest in CE ACE Limited Partnership, which holds a 35% general partnership interest in ACE Power Partners. ACE Power Partners holds a 90% general partnership interest in ACE Cogeneration Company, which owns a 108 MW electric generating facility located in Trona, California.

(10)      CD ACE III, Inc.

          111 Market Place, Suite 200
          Baltimore, Maryland 21202

          CD ACE III, Inc. holds a 30.6% limited partnership interest in CE ACE Limited Partnership, which holds a 35% general partnership interest in ACE Power Partners. ACE Power Partners holds a 90% general partnership interest in ACE Cogeneration Company, which owns a 108 MW electric generating facility located in Trona, California.

(11)      CE ACE IV, Inc.

          111 Market Place, Suite 200
          Baltimore, Maryland 21202

          CE ACE IV, Inc. holds a 42.5% general partnership interest in ACE Operating Partners, which holds a 10% limited partnership interest in ACE Cogeneration Company, which owns a 108 MW electric generating facility located in Trona, California.

(12)      Sunnyside II, L.P.

          111 Market Place, Suite 200
          Baltimore, Maryland 21202

          Sunnyside II, L.P. holds a 50% interest in Sunnyside Cogeneration Associates, which owns a 51 MW waste coal-fired electric generating facility located in Carbon County, Utah.

(13) University Park Energy, LLC

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     University Park Energy, LLC owns a 300 MW natural gas-fueled electric generating facility located in University Park, Illinois.

(14) Wolf Hills Energy, LLC

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     Wolf Hills Energy, LLC owns a 250 MW natural gas-fueled electric generating facility located in Washington County, Virginia.

(15) CD Panther Partners, L.P.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD Panther Partners, L.P. holds a 50% interest in Panther Creek Partners, which is the facility lessee under a sale/leaseback arrangement for a 86 MW waste coal-fired electric generating facility located in Carbon County, Pennsylvania.

(16) CD Rocklin I, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD Rocklin I, Inc. holds a 10% general partnership interest in Rio Bravo Rocklin, which owns a biomass-fired small power production facility located in Rocklin, California.

(17) CD Rocklin II, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD Rocklin II., Inc. holds a 15% general partnership interest in Rio Bravo Rocklin, which owns a biomass-fired small power production facility located in Rocklin, California.

(18) CD Rocklin III, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD Rocklin III, Inc. holds a 25% general partnership interest in Rio Bravo Rocklin, which owns a biomass-fired small power production facility located in Rocklin, California.

(19) CD Soda I, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD Soda I, Inc. holds a 1% general partnership interest and 24% limited partnership interest in the Soda Lake Limited Partnership, which owns a 17 MW geothermal small power production facility located in Churchill County, Nevada. The facility is leased by Soda Lake Limited Partnership to AMOR IX Corporation.

(20) CD Soda II, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD Soda II, Inc. holds a 25% limited partnership interest in the Soda Lake Limited Partnership, which owns a 17 MW geothermal small power production facility located in Churchill County, Nevada. The facility is leased by Soda Lake Limited Partnership to AMOR IX Corporation.

(21) CD Soda III, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD Soda III, Inc. owns 50% of the issued and outstanding shares of AMOR IX Corporation. AMOR IX Corporation leases from Soda Lake Limited Partnership a 17 MW geothermal small power production facility located in Churchill County, Nevada.

(22) CD Stillwater-A, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD Stillwater-A, Inc. holds a 10% general partnership interest in the Star Group Stillwater I Geothermal Partners, which owns a 12.5 MV geothermal small power productions facility located in Churchill County, Nevada. The facility is leased by Star Group Stillwater I Geothermal Partners to Stillwater Geothermal I.

(23) CD Stillwater-B, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD Stillwater-B, Inc. holds a 15% general partnership interest in the Star Group Stillwater I Geothermal Partners, which owns a 12.5 MV geothermal small power productions facility located in Churchill County, Nevada. The facility is leased by Star Group Stillwater I Geothermal Partners to Stillwater Geothermal I.

(24) CD Stillwater-C, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD Stillwater-C, Inc. holds a 25% general partnership interest in the Star Group Stillwater I Geothermal Partners, which owns a 12.5 MV geothermal small power productions facility located in Churchill County, Nevada. The facility is leased by Star Group Stillwater I Geothermal Partners to Stillwater Geothermal I.

(25) CE Central Wayne Energy Recovery, Limited Partnership

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CE Central Wayne Energy Recovery, Limited Partnership holds a 49% limited partnership interest in Central Wayne Energy Recovery Limited Partnership, which owns a 22 MW municipal solid waste-fueled electric generating facility located in Wayne County, Michigan.

(26) CE Colver I, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CE Colver I, Inc. holds a 1% general partnership interest in Inter-Power/AhlCon Partners, L.P., which is the facility lessee under a sale/lease-back arrangement for a 110 MW waste coal-fired electric generating facility located in Cambria County, Pennsylvania.

(27) CE Colver Limited Partnership

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CE Colver Limited Partnership holds a 24% limited partnership interest in Inter-Power/AhlCon Partners, L.P., which is the facility lessee under a sale/lease-back arrangement for a 110 MW waste coal-fired electric generating facility located in Cambria County, Pennsylvania.

(28) CE Puna Limited Partnership

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CE Puna Limited Partnership holds a 50% general partnership interest in Puna Geothermal Venture, which owns a geothermal electric generating facility located in Hawaii.

(29) CE Wayne I, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CE Wayne I, Inc. holds a 1% general partnership interest in Central Wayne Energy Recovery Limited Partnership, which owns a 22 MW municipal solid waste-fueled generating facility located in Wayne County, Michigan.

(30) CII Woodpower I, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CII Woodpower I, Inc. holds a 45% general partnership interest in Pacific-Ultrapower Chinese Station, which owns a biomass-fired electric generating facility located in Tuolome County, California.

(31) CII Woodpower II, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CII Woodpower II, Inc. holds a 50% partnership interest in Rio Bravo Fresno, which owns a biomass-fired electric generating facility located in Fresno, California.

(32) COSI Central Wayne, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     COSI Central Wayne, Inc. manages, operates and maintains a 22 MW municipal solid waste-fueled electric generating facility located in Wayne County, Michigan, pursuant to a Management, Operation and Maintenance Agreement with Central Wayne Energy Recovery Limited Partnership, which owns the facility.

(33) COSI Puna, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     COSI Puna, Inc. operates and maintains a 30 MW geothermal electric generating facility located in Hawaii pursuant to an agreement with Puna Geothermal Venture, which owns the facility.

(34) COSI Sunnyside, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     COSI Sunnyside, Inc. operates and maintains a 51 MW waste coal-fired electric generating facility located in Carbon County, Utah, pursuant to an Operations and Maintenance Services Agreement with Sunnyside Cogeneration Associates, which owns the facility.

(35) Handsome Lake Energy, LLC

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     Handsome Lake Energy, LLC owns a 250 MW natural gas-fueled electric generating facility located in Venango County, Pennsylvania.

(36) High Desert Power Project, LLC

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     High Desert Power Project, LLC is supervisory agent of construction and will lease a 850 MW natural gas-fueled combined cycle generating facility located in San Bernardino County, California, which is currently under construction and is expected to commence commercial operation in the year 2003.

(37) Big Sandy Peaker Plant, LLC

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     Big Sandy Peaker Plant, LLC entered into a sale/leaseback arrangement with a governmental authority of Wayne County, West Virginia ("County") whereby the County took title to a 300 MW natural gas-fueled electric generating facility located in Wayne County, West Virginia. The County leases the facility back to Big Sandy Peaker Plant, LLC under a long-term lease that provides it with care, custody and control over the facility and an option to repurchase the facility at any time for $1.

(38) Aques Investment Corporation II

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     This entity was sold in April, 2002.

(39) Constellation Operating Services, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     Constellation Operating Services, Inc. provides operating and maintenance services to the Pacific-Ultrapower Chinese Station, a 22 MW biomass facility in Tuolome County, California; Rio Bravo Fresno, 24 MW biomass facility in Fresno, California; Rio Bravo Jasmin 32 MW cogeneration facility in Kern County, California; Rio Bravo Rocklin 24 MW biomass facility in Rocklin, California; Rio Bravo Poso 32 MW cogeneration facility in Kern County, California; AMOR IX, the lessee of a 17MW geothermal facility owned by Soda Lake Limited Partnership in Churchill County, Nevada; Stillwater Geothermal I, the lessee of a 12.5 MW geothermal facility owned by Star Group Stillwater I Geothermal Partners in Churchill County, Nevada through October 2002; Panther Creek Partners the lessee of an 86 MW wastecoal-fired facility in Carbon County, Pennsylvania; and it also supplies certain operation personnel to Malacha Hydro Limited Partnership (under a secondary agent) which owns the Muck Valley Hydroelectric Project in Lasser County, California.

(40) Holland Energy, LLC

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     Holland Energy, LLC owns a 665 MW gas-fired combined cycle generating facility located in Shelby County, Illinois which commenced operation in the summer of 2002.

(41) Oleander Power Project, Limited Partnership

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     Oleander Power Project, Limited Partnership is an up to 875 MW gas and oil fired simple cycle facility located in Brevard County, Florida, which commenced operation in the spring of 2002.

(42) COSI A/C Power, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     COSI A/C Power, Inc. holds a 50% general partnership interest in A/C Power, a Maryland general partnership which operates and maintains the Colver waste coal facility located in Cambria County, Pennsylvania pursuant to agreements with InterPower/Ahlcon Partners, L.P., the facility lessee under a sale/lease-back arrangement for the facility.

(43) Rio Nogales Power Project, L.P.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

Rio Nogales Power Project L.P. is the owner of a 800 MW natural gas-fired combined cycle power facility located in Sequin, Texas, which commenced operation in the Spring of 2002.

(44) Calvert Cliffs Nuclear Power Plant, Inc.

     1997 Annapolis Exchange Parkway
     Suite 500
     Annapolis, Maryland 21401

     Owns the Calvert Cliffs nuclear power plant located in Lusby, Maryland. It has a 1,690 MW generating capacity and sells its output to Constellation Power Source, Inc., an affiliate.

(45) Constellation Power Source Generation, Inc. (CPSGI)

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     Owns the following generating plants: Brandon Shores, a coal fueled 1,300 MW facility located in Anne Arundel County, Maryland; Herbert A. Wagner, a coal, oil and gas fueled 1,020 MW facility located in Anne Arundel County, Maryland; Charles P. Crane, a coal and oil fueled, 400 MW facility located in Baltimore County, Maryland; Gould Street, an oil and gas fueled 104 MW facility located in Baltimore City, Maryland; Riverside, an oil and gas fueled 151 MW facility located in Baltimore County, Maryland; Keystone, a coal fueled 1,711 MW facility of which CPSGI is entitled to 359 MW located in Armstrong and Indiana Counties, Pennsylvania; Conemaugh, a coal fueled 1,711 MW facility of which CPSGI is entitled to 181 MW located in Indiana County, Pennsylvania; Perrryman, an oil and gas fueled 350 MW facility located in Harford County, Maryland; Notch Cliff, a gas fueled 128 MW facility located in Baltimore County, Maryland; Westport, a gas fueled 121 MW facility located in Baltimore City, Maryland; and Philadelphia Road, an oil fueled 64 MW facility located in Baltimore City, Maryland.

(46) Nine Mile Point Nuclear Station, LLC

     1997 Annapolis Exchange Parkway
     Suite 500
     Annapolis, Maryland 21401

     Owns 100% of Nine Mile 1 and 82% of Nine Mile 2 located in Scriba, New York. Unit 1 and Unit 2 have a 609 MW and a 1,148MW generating capacity, respectively. Nine Mile Point Nuclear Station, LLC's total ownership is 1,550 MW of generating capacity.

(47) Empressa Rio Electrico Sociedad Anonima

     c/o Empressa Valle Hormoso S.A.
     Calle Tarija N 1425
     Cochabamba, Bolivia

     Operates the 18.5MW hydro-electric facility Plautas Hydroelectrics Rio
     Yura.


     (b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

(1)  Safe Harbor

                                              Description of
System Company                                Interest Held
--------------                                -------------

Constellation Energy Group, Inc.              100% ownership of
                                              Constellation Enterprises,Inc.


Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Power Source
                                              Holdings, Inc.

Constellation Power Source                    100% of Constellation Power
Holdings, Inc.                                Source Generation, Inc.

Constellation Power Source                    Owns two thirds stock
Generation, Inc.                              one half voting stock of Safe
                                              Harbor


(2)  Empresa Electrica Valle Hermoso S.A.
     (Sold in 2002)

(3)  The Bolivian Generating Group, LLC
     (Sold in 2002)

(4)  C&O Bolivia, LLC
     (Sold in 2002)

(5) Compania Forca E Luz Cataguazes - Leopoldina and Cia De Electricidad De Nova Friburgo

System Company                             Description of Interest Held
--------------                             ----------------------------

Constellation Energy Group, Inc.           100% ownership of
                                           Constellation Enterprises, Inc.

Constellation Enterprises, Inc.            100% ownership of
                                           Constellation Holdings, Inc.

Constellation Holdings, Inc.               100% ownership of
                                           Constellation Power, Inc.

Constellation Power, Inc.                  100% ownership of Constellation
                                           Power International Investments, Ltd.

Constellation Power                        16.5% ownership of The Latin
International Investments, Ltd.            America Energy and Electricity
                                           Fund I, L.P.

                                           8.291% of Fondelec General
                                           Partners, L.P.

Fondelec General Partners, L.P.            1% of the Latin American Energy
                                           and Electricity Fund I, L.P.

The Latin America Energy and               7.06% ownership of Compania
Electricity Fund I, L.P.                   Forca E Luz Cataguazes - Leopoldina
                                           and Cia De Electricidad De Nova
                                           Friburgo

(6) ELECTRA NORESTE, S.A. (formerly known as Empresa de Distribucion Electrica Noreste, S.A.)

System Company                             Description of Interest Held
--------------                             ----------------------------

Constellation Energy Group,                100% ownership of
Inc.                                       Constellation Enterprises, Inc.

Constellation Enterprises,                 100% ownership of
Inc.                                       Constellation Holdings, Inc.

Constellation Holdings, Inc.               100% ownership of
                                           Constellation Power, Inc.

Constellation Power, Inc.                    100% ownership of
                                             Constellation Power
                                             International Investments, Ltd.

                                             100% ownership of CP
                                             Panama Investors, LLC

Constellation Power                          100% of Class B common stock of
International Investments,                   CP Panama I, S.A.
Ltd.

                                             25% of Class A common stock of
                                             Panama Distribution Group, S.A.

CP Panama Investors, LLC                     100% of Class A. common stock of
                                             CP Panama I, S.A.

CP Panama I, S.A.                            55% of Class A common stock and 80%
                                             of the Class B common stock Panama
                                             Distribution Group, S.A.

Panama Distribution Group,                   51% of Elektra Noreste, S.A.
S.A.

(7)  Malacha Hydro Limited Partnership

System Company                               Description of Interest Held
--------------                               ----------------------------

Constellation Energy Group,                  100% ownership of
Inc.                                         Constellation Enterprises, Inc.

Constellation Enterprises,                   100% ownership of
Inc.                                         Constellation Holdings, Inc.

Constellation Holdings, Inc.                 100% ownership of
                                             Constellation Investments, Inc.

Constellation Investments,                   100% ownership of CD
Inc.                                         Malacha I, Inc.

CD Malacha I, Inc.                           1% General Partner and up to
                                             49% Limited Partner of
                                             Malacha Hydro Limited
                                             Partnership

(8) CD ACE I, Inc.

System Company                               Description of Interest
--------------                               -----------------------

Constellation Energy Group, Inc.             100% ownership of
                                             Constellation Enterprises, Inc.

Constellation Enterprises, Inc.              100% ownership of
                                             Constellation Holdings, Inc.

Constellation Holdings, Inc.                 100% ownership of
                                             Constellation Investments, Inc.

Constellation Investments, Inc.              100% ownership of
                                             CD ACE I, Inc.

(9) CD ACE II, Inc.

System Company                               Description of Interest
--------------                               -----------------------

Constellation Energy Group, Inc.             100% ownership of Constellation
                                             Enterprises, Inc.

Constellation Enterprises, Inc.              100% ownership of
                                             Constellation Holdings, Inc.

Constellation Holdings, Inc.                 100% ownership of
                                             Constellation Investments, Inc.

Constellation Investments Inc.               100% ownership of
                                             CD ACE II, Inc.

(10) CD ACE III, Inc.

System Company                               Description of Interest
--------------                               -----------------------

Constellation Energy Group, Inc.             100% ownership of Constellation
                                             Enterprises, Inc.

Constellation Enterprises, Inc.              100% ownership of
                                             Constellation Holdings, Inc.

Constellation Holdings, Inc.                 100% ownership of
                                             Constellation Investments, Inc.

Constellation Investments Inc.               100% ownership of
                                             CD ACE III, Inc.

(11) CD ACE IV, Inc.

System Company                               Description of Interest
--------------                               -----------------------

Constellation Energy Group, Inc.             100% ownership of Constellation
                                             Enterprises, Inc.

Constellation Enterprises, Inc.              100% ownership of
                                             Constellation Holdings, Inc.

Constellation Holdings, Inc.                 100% ownership of
                                             Constellation Power, Inc.

Constellation Power, Inc.                    100% ownership of
                                             CD ACE IV, Inc.

(12) Sunnyside II, L.P.

System Company                               Description of Interest
--------------                               -----------------------

Constellation Energy Group, Inc.             100% ownership of Constellation
                                             Enterprises, Inc.

Constellation Enterprises, Inc.              100% ownership of
                                             Constellation Holdings, Inc.

Constellation Holdings, Inc.                 100% ownership of
                                             Constellation Power, Inc.

Constellation Power, Inc.                    100% ownership of
                                             CP Sunnyside I, Inc.

CP Sunnyside I, Inc.                         100% ownership of
                                             Sunnyside II, Inc. and
                                             Sunnyside III, Inc.

Sunnyside II, Inc.                           95% general partner of
                                             Sunnyside II, L.P.

Sunnyside III, Inc.                          5% limited partner of
                                             Sunnyside II, L.P.

(13) University Park Energy, LLC

System Company                               Description of Interest
--------------                               -----------------------

Constellation Energy Group, Inc.             100% ownership of
                                             Constellation Enterprises, Inc.

Constellation Enterprises, Inc.              100% ownership of
                                             Constellation Holdings, Inc.

Constellation Holdings, Inc.                 100% ownership of
                                             Constellation Power, Inc.

Constellation Power, Inc.                    100% Member of
                                             University Park Energy, LLC

(14) Wolf Hills Energy, LLC

System Company                               Description of Interest
--------------                               -----------------------

Constellation Energy Group, Inc.             100% ownership of
                                             Constellation Enterprises, Inc.

Constellation Enterprises, Inc.              100% ownership of
                                             Constellation Holdings, Inc.

Constellation Holdings, Inc.                 100% ownership of
                                             Constellation Power, Inc.

Constellation Power, Inc.                    100% Member of
                                             Wolf Hills Energy, LLC

(15) CD Panther Partners, L.P.

System Company                               Description of Interest
--------------                               -----------------------

Constellation Energy Group, Inc.             100% ownership of Constellation
                                             Enterprises, Inc.

Constellation Enterprises, Inc.              100% ownership of
                                             Constellation Holdings, Inc.

Constellation Holdings, Inc.                 100% ownership of
                                             Constellation Power, Inc.

Constellation Power, Inc.                    100% ownership of
                                             CD Panther II, Inc. and
                                             50% ownership of Panther
                                             Creek Holdings, Inc.

Panther Creek Holdings, Inc.                 100% ownership of
                                             CD Panther I, Inc. and
                                             Pegasus Power Company, Inc.

CD Panther I, Inc.                           1% general partner of
                                             CD Panther Partners, L.P.

CD Panther II, Inc.                          99% limited partner of
                                             CD Panther Partners, L.P.


(16) CD Rocklin I, Inc.

System Company                               Description of Interest
--------------                               -----------------------

Constellation Energy Group, Inc.             100% ownership of Constellation
                                             Enterprises, Inc.

Constellation Enterprises, Inc.              100% ownership of
                                             Constellation Holdings, Inc.

Constellation Holdings, Inc.                 100% ownership of
                                             Constellation Investments, Inc.

Constellation Investments, Inc.              100% ownership of
                                             CD Rocklin I, Inc.

(17) CD Rocklin II, Inc.

System Company                               Description of Interest
--------------                               -----------------------

Constellation Energy Group, Inc.             100% ownership of Constellation
                                             Enterprises, Inc.

Constellation Enterprises, Inc.              100% ownership of
                                             Constellation Holdings, Inc.

Constellation Holdings, Inc.                 100% ownership of
                                             Constellation Investments, Inc.

Constellation Investments, Inc.           100% ownership of
                                          CD Rocklin II, Inc.

(18)  CD Rocklin III, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of
                                          Constellation Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of
                                          Constellation Investments, Inc.

Constellation Investments, Inc.           100% ownership of
                                          CD Rocklin III, Inc.

(19)  CD Soda I, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of
                                          Constellation Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of
                                          Constellation Investments, Inc.

Constellation Investments, Inc.           100% ownership of
                                          CD Soda I, Inc.

(20)  CD Soda II, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of
                                          Constellation Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of
                                          Constellation Investments, Inc.

Constellation Investments, Inc.           100% ownership of
                                          CD Soda II, Inc.

(21)  CD Soda III, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of
                                          Constellation Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of
                                          Constellation Power, Inc.

Constellation Power, Inc.                 100% ownership of
                                          CD Soda III, Inc.

(22)  CD Stillwater-A, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of
                                          Constellation Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of
                                          Constellation Investments, Inc.

Constellation Investments, Inc.           100% ownership of
                                          CD Stillwater-A, Inc.

(23)  CD Stillwater-B, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of
                                          Constellation Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of
                                          Constellation Investments, Inc.

Constellation Investments, Inc.           100% ownership of
                                          CD Stillwater-B, Inc.

(24)  CD Stillwater-C, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of
                                          Constellation Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of
                                          Constellation Investments, Inc.

Constellation Investments, Inc.           100% ownership of
                                          CD Stillwater-C, Inc.

(25)  CE Central Wayne Energy Recovery, Limited Partnership

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of
                                          Constellation Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of
                                          Constellation Power, Inc.

Constellation Power, Inc.                 100% ownership of
                                          CE Wayne I, Inc. and
                                          CE Wayne II, Inc.

CE Wayne I, Inc.                          1% general partner of
                                          CE Central Wayne Energy Recovery
                                          Limited Partnership

CE Wayne II, Inc.                         99% limited partner of
                                          CE Central Wayne Energy Recovery
                                          Limited Partnership

(26)  CE Colver I, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of
                                          Constellation Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of
                                          Constellation Power, Inc.

Constellation Power, Inc.                 100% ownership of
                                          CE Colver I, Inc.

(27)  CE Colver Limited Partnership

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of
                                          Constellation Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of
                                          Constellation Power, Inc.

Constellation Power, Inc.                 100% ownership of
                                          CE Colver II, Inc. and
                                          CE Colver III, Inc.

CE Colver II, Inc.                        99% limited partnership interest
                                          in CE Colver Limited Partnership

CE Colver III, Inc.                       1% general partnership interest
                                          in CE Colver Limited Partnership

(28)  CE Puna Limited Partnership

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of
                                          Constellation Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of
                                          Constellation Power, Inc.

Constellation Power, Inc.                 100% ownership of
                                          CE Puna I, Inc. and CE Puna II, Inc.

CE Puna I, Inc.                           50% general partnership interest in
                                          CE Puna Limited Partnership

CE Puna II, Inc.                          50% limited partnership interest in
                                          CE Puna Limited Partnership

(29)  CE Wayne I, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of
                                          Constellation Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of
                                          Constellation Power, Inc.

Constellation Power, Inc.                 100% ownership of
                                          CE Wayne I, Inc.

(30)  CII Woodpower I, Inc.

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Investments, Inc.

Constellation Investments, Inc.               100% ownership of
                                              CII Woodpower I, Inc.

(31)  CII Woodpower II, Inc.

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Investments, Inc.

Constellation Investments, Inc.               100% ownership of
                                              CII Woodpower II, Inc.

(32)  COSI Central Wayne, Inc.

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of Constellation
                                              Power, Inc.

Constellation Power,  Inc.                    100% ownership of
                                              Constellation Operating Services,
                                              Inc.

Constellation Operating Services, Inc.        100% ownership of
                                              COSI Central Wayne, Inc.

(33)  COSI Puna, Inc.

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Power, Inc.

Constellation Power, Inc.                     100% ownership of Constellation
                                              Operating Services, Inc.

Constellation Operating Services, Inc.        100% ownership of
                                              COSI Puna, Inc.

(34)  COSI Sunnyside, Inc.

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Power, Inc.

Constellation Power, Inc.                     100% ownership of Constellation
                                              Operating Services, Inc.

Constellation Operating Services, Inc.        100% ownership of
                                              COSI Sunnyside, Inc.

(35)  Handsome Lake Energy, LLC

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Power, Inc.

Constellation Power, Inc.                     100% membership interest in
                                              Handsome Lake Energy, LLC

(36)  High Desert Power Project, LLC

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Power, Inc.

Constellation Power, Inc.                     100% ownership of
                                              CP High Desert I, Inc. and
                                              CP High Desert II, Inc.

CP High Desert I, Inc.                        1% general partnership interest in
                                              CP High Desert Limited Partnership
                                              and 1% membership interest in
                                              High Desert Power Project, LLC

CP High Desert II, Inc.                       99% limited partnership interest
                                              in CP High Desert Limited
                                              Partnership

CP High Desert Limited Partnership            99% membership interest in
                                              High Desert Power Project, LLC

(37)  Big Sandy Peaker Plant, LLC

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Power, Inc.

Constellation Power, Inc.                     100% membership in
                                              Big Sandy Peaker Plant, LLC

(38)  Aques Investment Corporation II
      (Sold in 2002)

(39)  Constellation Operating Services

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of Constellation
                                              Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of Constellation
                                              Power, Inc.

Constellation Power, Inc.                     100% ownership of Constellation
                                              Operating Services, Inc.

Constellation Operating Services, Inc.        100% ownership of COSI Ultra, Inc.
                                              and COSI Ultra II, Inc.

COSI Ultra, Inc.                              50% partner of Constellation
                                              Operating Services

COSI Ultra II, Inc.                           50% partner of Constellation
                                              Operating Services

(40)  Holland Energy, LLC

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of Constellation
                                              Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of Constellation
                                              Power, Inc.

Constellation Power, Inc.                     100% ownership of Holland Energy,
                                              LLC

(41)  Oleander Power Project, Limited Partnership

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of Constellation
                                              Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of Constellation
                                              Power, Inc.

Constellation Power, Inc.                     100% ownership of CP Florida
                                              Investors, Inc., CP Oleander I,
                                              Inc. and CP Oleander II, Inc.

CP Florida Investors, Inc.                    1% partnership interest in CP
                                              Oleander, LP

CP Oleander II, Inc.                          99% partnership interest in CP
                                              Oleander, LP

CP Oleander, LP                               99% partnership interest in
                                              Oleander Power Project, LP

CP Oleander I, Inc.                           1% partnership interest in
                                              Oleander Power Project, LP

(42)  COSI A/C Power, Inc.

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Power, Inc.

Constellation Power, Inc.                     100% ownership of Constellation
                                              Operating Services, Inc.

Constellation Operating Services, Inc.        100% ownership of
                                              COSI A/C Power, Inc.

(43)  Rio Nogales Power Project, L.P.

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Power, Inc.

Constellation Power, Inc.                     100% ownership of
                                              Rio Nogales I, Inc. and
                                              Rio Nogales II, Inc.

Rio Nogales I, Inc.                           1% partnership interest in
                                              Rio Nogales Power Project, L.P.

Rio Nogales II, Inc.                          99% partnership interest in
                                              Rio Nogales Power Project, L.P.

(44)  Calvert Cliffs Nuclear Power Plant, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Generation Group, LLC

Constellation Generation Group, LLC       100% ownership of Calvert Cliffs
                                          Nuclear Power Plant, Inc.

(45)  Constellation Power Source Generation, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of Constellation
                                          Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of Constellation
                                          Power Source Holdings, Inc.

Constellation Power Source                100% ownership of Constellation
Holdings, Inc.                            Power Source Generation, Inc.


(46)  Nine Mile Point Nuclear Station, LLC

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of
                                          Constellation Generation Group, LLC

Constellation Generation Group, LLC       100% ownership of Constellation
                                          Nuclear Power Plants, Inc.

Constellation Nuclear Power Plants, Inc.  100% ownership of Nine Mile Point
                                          Nuclear Station, LLC

(47)  Empressa Rio Electrico Sociedad Anonima

System Company                            Description of Intersest
--------------                            -----------------------
Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of Constellation
                                          Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of Constellation
                                          Power, Inc.

Constellation Power, Inc.                 100% ownership of Constellation
                                          Power International Investments, Ltd.

Constellation Power International         15.5% ownership of The Bolivian
Investments, Ltd.                         Generating Group, LLC (Sold December
                                          2002)

                                          50% ownership of C&O Bolivia, LLC
                                          (Sold December 2002)

C&O Bolivia, LLC                          26% ownership of The Bolivian
                                          Generating Group, LLC (Sold December
                                          2002)

The Bolivian Generating Group, LLC        50% ownership of Empressa
                                          Electrica Valle Hermoso, S.A.

Empressa Electrica Valle Hermoso, S.A.    100% of Empressa Rio Electrico
                                          Sociedad Anonima

          (c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

                              See Attached Annex A

          (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period. (All figures are as of 12/31/02).

                              See Attached Annex B

          (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

                              See Attached Annex C

                                    EXHIBIT A

     A consolidating statement of income and surplus of the claimant and its subsidiary companies for the last calendar year, together with a consolidating balance sheet of claimant and its subsidiary companies as of the close of such calendar year.

                              See Attached Annex D

                                    EXHIBIT B

     An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding-company system.

                            See response to Item 4(b)

         The above-named claimant has caused this Form U-3A-2 to be duly executed on its behalf by its authorized officer on this 26th day of February, 2003.

                                                Constellation Energy Group, Inc.

                                                By:  Thomas  E.  Ruszin, Jr.
                                                     -----------------------
                                                     Thomas E. Ruszin, Jr.
                                                     Vice President

Corporate Seal

Attest:

By:   Charles W. Starkey
      ------------------
      Charles W. Starkey
      Assistant Treasurer

Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:

                      Thomas E. Ruszin, Jr., Vice President
                      Constellation Energy Group, Inc.
                      750 East Pratt Street
                      Baltimore, MD 21202

                                     Annex A

        Filed confidentially with the SEC pursuant to Rule 104 of PUHCA.

                                     Annex B

        Filed confidentially with the SEC pursuant to Rule 104 of PUHCA.

                                     Annex C

        Filed confidentially with the SEC pursuant to Rule 104 of PUHCA.

                                     Annex D

        Filed confidentially with the SEC pursuant to Rule 104 of PUHCA.

                                       60